      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 2004

                                            REGISTRATION STATEMENT NO. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                      -----

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                      -----

                       MEDIA SCIENCES INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

          Delaware                        5045                   87-0475073
          --------                        ----                   ----------
   (State or jurisdiction           (Primary Standard         (I.R.S. Employer
      of incorporation          Industrial Classification      Identification
      or organization)                Code Number)                 Number)

                                40 Boroline Road
                           Allendale, New Jersey 07401
                                  201-236-9311
          (Address and telephone number of principal executive offices)

                                Michael W. Levin
                      Chief Executive Officer and President
                       Media Sciences International, Inc.
                                40 Boroline Road
                           Allendale, New Jersey 07401
                                  201-236-9311
           (Name, address, and telephone number of agent for service)

                          Copies of communications to:

                                Dan Brecher, Esq.
                           Law Offices of Dan Brecher
                           99 Park Avenue, 16th Floor
                             New York New York 10016
                                 (212) 286-0747

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------  ------------  ----------------  ------------------  ----------------
Title of each class of                Proposed Maximum   Proposed Maximum       Amount of
   securities to be     Amount to be   Offering Price   Aggregate Offering  Registration Fee
      registered         Registered    Per Share (1)         Price (1)             (1)
----------------------  ------------  ----------------  ------------------  ----------------
Common stock, par          1,250,000             $1.80          $2,250,000           $285.08
value $.001
----------------------  ------------  ----------------  ------------------  ----------------
Common stock, par            200,000             $1.80          $  360,000           $ 45.61
value $.001,
underlying options
----------------------  ------------  ----------------  ------------------  ----------------
Total                      1,450,000                            $2,610,000           $330.69
----------------------  ------------  ----------------  ------------------  ----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices for a share of common stock of the registrant, as reported on the American Stock Exchange on
July 20, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE
SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN
OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT
PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 30, 2004

PRELIMINARY PROSPECTUS

                       MEDIA SCIENCES INTERNATIONAL, INC.

                        1,450,000 SHARES OF COMMON STOCK

This prospectus relates only to the resale of 1,450,000 shares of common stock of Media Sciences International, Inc., a Delaware corporation, of which:

o 1,250,000 shares sold to two persons in two private securities transactions with us; and o 200,000 shares underlie stock options held by two persons to purchase shares of our common stock.

The shares are being offered for sale from time to time by four selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the common stock. We will not receive any of the proceeds, except for the exercise price of the stock options.

The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is listed on the American Stock Exchange under the symbol
"GFX". On July 20, 2004, the last reported sale price for a share of our common stock on the American Stock Exchange was $1.75.

See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered by prospective investors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                      Prospectus dated [________ __], 2004

                                TABLE OF CONTENTS

Prospectus Summary                                                            3
Risk Factors                                                                  4
Use Of Proceeds                                                               7
Management's Discussion And Analysis Of Financial Conditions                  8
   And Results Of Operations
About the Company                                                             15
Management                                                                    21
Certain Relationships And Related Transaction                                 28
Stock Ownership                                                               30
Selling Stockholders                                                          34
Plan Of Distribution                                                          35
Description of Our Securities                                                 36
Market for Common Equity and Related Stockholder Matters                      38
Legal Matters                                                                 39
Experts                                                                       39
Indemnification                                                               39
Where You Can Find More Information                                           40
Index To Financial Statements                                                 40

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making a decision to invest in our common stock.

OUR BUSINESS

We are a manufacturer of supplies for digital workgroup color printers. We manufacture and distribute printer supplies, including solid ink sticks and toner cartridges for use in Tektronix, Xerox, QMS-Minolta, Epson, Ricoh and
other color printers. While we primarily sell our supplies through a international distribution channel, we also sell supplies directly to certain end users through our INKlusive program and to those with whom we have a historical relationship.

We are a Delaware corporation. Our principal corporate office is located at 40
Boroline Road, Allendale, New Jersey 07401. Our telephone number is
201-236-9311. Our web site address is www.mediasciences.com.

THE OFFERING

Total shares outstanding            9,932,210 shares of common stock

Total shares to be outstanding      10,132,210 shares of common stock
after the offering

Common stock offered for resale     1,450,000 shares of common stock, of which:
to the public
                                    o  1,250,000 shares were issued to two
                                       persons in separate private transactions;
                                       and
                                    o  200,000 shares underlie stock options
                                       held by two persons to purchase shares
                                       of our common stock.

Price per share of common stock     Market price at the time of resale
to the public

Proceeds from offering              We will not receive any of the proceeds
                                    from the sale of the shares of common
                                    stock offered by the selling
                                    stockholders. However, we may receive
                                    proceeds from the exercise of stock
                                    options, which will be used for working
                                    capital.

Trading Symbol for common stock     GFX

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment. Although the factors identified below are important factors, those are not the only ones facing us. If any of the following risks occurs, our actual results could differ significantly, and the trading price of our common stock could decline, and you may lose all or part of your investment. You should also keep these risk factors in mind when you read forward-looking statements.
We have identified all of the material risks which we believe may affect our business and the principal ways in which we anticipate that they may affect our business or financial condition.

WE EXPECT OUR EXPENSES TO INCREASE IN 2005, SO WE MAY NOT BE PROFITABLE OR
GENERATE CASH FROM OPERATIONS IN THE FUTURE.

We expect our expenses to increase as we continue to transition our business from a printer reseller to a printer ink supply manufacturer and distributor. We may incur operating losses and net losses for the near term as we incur additional costs associated with the growth of our Media Sciences subsidiary, entry into new markets, and the expansion of our administrative, operational, marketing and sales organizations. For the one year period ended June 30, 2003, we generated net income of $245,391, or $0.07 per common share. For the three month period ended March 31, 2004, we earned $128,051, or $0.01 per share, basic and diluted, as compared to earnings of $36,298, or $0.01 per share basic and diluted for the corresponding three month period ended March 31, 2003. For the nine month period ended March 31, 2004, we incurred a loss of $1,414,544 after preferred stock dividends, or $(0.27) per share, basic and diluted, as compared to earnings of $212,032 after preferred stock dividends, or $0.06 per share, basic and diluted, for the corresponding nine month period ended March 31, 2003.
We do not know how much capital we will need to develop these services and products. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not continue to be profitable.

IF WE DEFAULT ON OUR OBLIGATIONS UNDER A CREDIT LINE WITH A LENDING BANK, THE
BANK COULD FORECLOSE ON MOST OF OUR ASSETS.

We have a $3,000,000 revolving line of credit with a financial institution. We can borrow up to $3,000,000 under a revolving line of credit, subject to availability of collateral. Borrowings bear interest at 1.75% over the lender's base rate, are payable on demand and are collateralized by all of our assets. As of March 31, 2004, $2,247,606 was outstanding under this line. This line expires on October 31, 2006. If we are unable to repay our outstanding indebtedness under the credit line, the bank could foreclose on all of our assets. If we do not have sufficient cash flow to repay the credit line indebtedness or if we cannot refinance the obligation, we will not be able to implement our business plan, which would have a material adverse affect on our future viability. We may not be able to repay our outstanding indebtedness under the credit line.
Substantially all of our assets are subject to security interests held by the bank. Unless the security interests are released, assets will not be available to us to secure future indebtedness, which may adversely affect our ability to borrow in the future.

OUR BUSINESS MODEL HAS CHANGED FROM PREVIOUS YEARS, AND WE MAY MAKE POOR
BUSINESS DECISIONS AS WE TRY TO GROW OUR BUSINESS.

We have transitioned our primary business focus from that of a computer graphics reseller to a manufacturer and supplier of color printer consumables, and we may not be able to successfully grow this business or compete in the printer consumable market. We may encounter difficulties in growing this business division by making unwise capital expenditures or by engaging in other unproductive activities if we make poor business decisions, because most of our senior management have worked for us when we were primarily a computer graphics reseller, and those management personnel did not have prior business experience in the manufacture and sales of color printer consumables.

WE MAY ENCOUNTER MANUFACTURING PROBLEMS AND INCUR COSTS ASSOCIATED WITH
REMEDYING THE PROBLEMS, WHICH WOULD REDUCE OUR PROFIT MARGINS AND GENERATE LESS
INTEREST IN OUR PRODUCTS.

We may encounter problems in the manufacture of our products that would reduce our profit margins or increase operating costs and lead to less interest in our products. Because we provide warranties to our customers, we may incur costs with remedying the problem. Although we maintain quality control over our products in the manufacturing process, we may not become aware of any problems until after the products are sold.

WE ARE AT A COMPETITIVE DISADVANTAGE BECAUSE WE OPERATE IN A MARKET THAT IS
DOMINATED BY COMPANIES THAT ARE THE ORIGINAL MANUFACTURERS OF PRINTERS FOR WHICH
WE SUPPLY PRODUCTS, AND WE MAY BE SLOWER TO RESPOND TO TECHNICAL CHANGES.

As a third party supplier of color printer consumables, we are at a competitive disadvantage in product innovation. The market is dominated by companies that are the original manufacturers of printers, like Xerox, and so we may be slower to respond to technical changes. Instead, we will have to compete by providing innovative service offerings, but the dominant companies in the market may be quick to counter any competitive service offerings that we provide. For example, approximately 90 days after we announced our No-Cap Color free color printer program, the predecessor to our current INKlusive program, Tektronix announced its own free color printer program. The Tektronix program has continued since
Xerox acquired the color printer division from Tektronix in 2000.

IF WE ARE NOT ABLE TO OBTAIN PATENTS ON OR OTHERWISE PRESERVE AND PROTECT OUR
PROPRIETARY TECHNOLOGIES, OUR BUSINESS MAY SUFFER DUE TO COMPETITION.

If we cannot obtain patent or other protection for our proprietary technologies, our ability to compete in our markets could be impaired due to competition resulting from others using similar technologies. We have applied for, and will apply for, certain patents covering some of our products. Some of our products use proprietary technology that is not covered by a patent or similar protection, and in many cases, cannot be protected. We cannot be certain that:

     o    any patents will be issued on our applications;
     o    any patents that we will own will protect our business against competitors that develop similar technologies or products;
     o    our patents will be held valid if they are challenged or subjected to reexamination or reissue;
     o    others will not claim rights to our patented or other proprietary technologies; or
     o    others will not develop technologies which are similar to, or can compete with, our unpatented proprietary technologies.

CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BY OR AGAINST US COULD SERIOUSLY
HARM OUR BUSINESS AS COMPETITORS USE SIMILAR TECHNOLOGIES AS OURS AND COMPETE
AGAINST US, OR AS AFFECT OUR ABILITY TO USE CERTAIN TECHNOLOGIES.

Claims of intellectual property infringement by us could seriously harm our business as competitors use similar technologies, or, in instances of claims against us, we may be unable to use certain technologies. From time to time, we may be forced to respond to or prosecute intellectual property infringement claims to defend or protect our rights or a customer's rights. These claims, regardless of merit, may consume valuable management time, result in costly litigation or cause product shipment delays. Any of these factors could seriously harm our business and operating results. We may have to enter into royalty or licensing agreements with third parties who claim infringement. These royalty or licensing agreements, if available, may be costly to us. If we are unable to enter into royalty or licensing agreements with satisfactory terms, our business could suffer as we may not be able to utilize certain technologies, if deemed infringing upon a third party's rights. In instances where we believe we may be infringing the patent rights of others, or that someone may be infringing our patents rights, we have asked our patent counsel to evaluate the validity of the patents in question, as well as the potentially infringing conduct; however, our counsel's conclusision are not binding upon third parties or upon the courts if we become involved in a dispute.

OUR COMMON STOCK DOES NOT TRADE ACTIVELY AND MAY BE SUBJECT TO GREAT PRICE
VOLATILITY AS MORE SHARES OF COMMON STOCK BECOME FREELY TRADABLE.

Because there has been a very limited market for our common stock, it may be difficult to sell our common stock in the open market. Because of our new services which may generate substantial revenues and increased dilution caused by our private placement and incentive based options granted to our employees, we expect to encounter substantially more activity in trading in our common stock and expect the market price of our common stock to be highly volatile in the future.

WE HAVE AUTHORIZED A CLASS OF PREFERRED STOCK WHICH MAY ALTER THE RIGHTS OF
COMMON STOCK HOLDERS BY GIVING PREFERRED STOCK HOLDERS GREATER DIVIDEND RIGHTS,
LIQUIDATION RIGHTS AND VOTING RIGHTS THAN OUR COMMON STOCKHOLDERS HAVE.

The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Our amended Certificate of Incorporation authorizes a class of
5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. We filed a certificate of designation for a series of
1,000,000 shares of series A preferred stock, of which none are presently outstanding. We may issue more shares of preferred stock in the future which may have different designations, rights and preferences than the series A preferred stock.

                                 USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares of common stock. However, we will receive the sale price of the common stock we sell to the selling stockholder upon exercise of stock options held by the selling stockholders. We would receive an aggregate of $212,000 if the selling stockholders exercise their 200,000 stock options, at exercise price of
$1.06 per share. We expect to use the proceeds received from the exercise of the stock options, if any, for general working capital purposes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This prospectus contains forward-looking information. Generally, the words
"anticipates," "expects," "believes," "intends," "could," "may," and similar expressions identify forward looking statements. Forward-looking statements involve risks and uncertainties, including those described under "Risk Factors"
in this prospectus. We caution you that while we believe any forward-looking statement are reasonable and made in good faith, expectations almost always vary from actual results, and the differences between our expectations and actual results may be significant.

The following discussion and analysis should be read in conjunction with the information set forth in the audited financial statements for the year ended
June 30, 2003.

RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2004 AND 2003

SALES. Our consolidated sales for the three months ended March 31, 2004 as compared to the same period in 2003, increased approximately 33% to $4,874,606 from $3,665,763. The net increase in sales resulted from an increase in Media
Sciences supply sales of approximately 52% offset by a decrease in Cadapult sales of approximately 10%. Our consolidated sales for the nine months ended
March 31, 2004 as compared to the same period in 2003, increased approximately
15% to $12,907,606 from $11,178,469. The net increase in sales resulted from an increase in Media Sciences supply sales of approximately 25% offset by a decrease in Cadapult sales of approximately 22%. The shift in sales from
Cadapult to Media Sciences is to be expected as we focus on the higher margin growth opportunity in Media Sciences' supplies.

COST OF GOODS. Our cost of goods for the three months ended March 31, 2004 was
$2,686,363 as compared to $1,817,197 for the same period in 2003, or approximately 55% and 50% of sales respectively. Our cost of goods for the nine months ended March 31, 2004 was $6,718,687 as compared to $5,600,041 for the same period in 2003, or approximately 52% and 50% of sales, respectively. Cost of goods for the period ending March 31, 2004 increased due to a shift in product sales mix in our toner line.

SELLING, GENERAL AND ADMINISTRATIVE. For the three months ended March 31, 2004, compared to the same period in 2003, our selling, general and administrative expenses increased to $1,817,619 from $1,356,297, thus each remaining at 37% of sales. For the nine months ended March 31, 2004 as compared to the same period in 2003, our selling, general and administrative expenses increased to
$4,606,442 from $3,890,148, or slightly up to 36% of sales from 35% of sales. We have increased our product development and marketing expenditures to increase the pace of product introduction and market penetration. During the three months ended March 31, 2004, we introduced seven new product lines. We expect to introduce up to four more new product lines over the next nine months.
Consequently we will continue to make marketing and product development expenditures to support these new product introductions.

DEPRECIATION AND AMORTIZATION. For the three months ended March 31, 2004 as compared to the same period in 2003, our depreciation expense decreased slightly to $180,663 from $201,636. Amortization expense was $2,292 and $3,153 for the two periods, respectively. For the nine months ended March 31, 2004 as compared to the same period in 2003, our depreciation expense remained unchanged at just over $595,000. Amortization of intangibles for the nine months ended March 31,
2004 and 2003 was $6,926 and $12,985, respectively.

INTEREST EXPENSE. For the three months ended March 31, 2004 as compared to the same period in 2003, our interest expense decreased to $95,298 from $101,043.
For the nine months ended March 31, 2004 as compared to the same period in 2003 our interest expense decreased to $296,506 from $341,736. The decrease in interest expense can be attributed to the repayment of certain notes and the expiration of certain capital leases.

INCOME TAXES. For the three months ended March 31, 2004, we recorded a current income tax expense of $19,214 and a deferred income tax expense of $66,152 as compared to a current income tax expense of $30,781 and a deferred income tax expense of $100,855 in 2003. For the nine months ended March 31, 2004, we recorded a current income tax credit of $25,797 and a deferred income tax expense of $463,587 as compared to a current income tax expense of $104,648 and a deferred income tax expense of $354,433 in 2003. For all periods, we recorded the current income tax expense because of New Jersey's two-year suspension of the use of net operating loss carry-forwards. For all periods presented, our effective tax rate was approximately 40%.

DIVIDENDS. For the three months ended March 31, 2004, we incurred no dividend charges or expenses. For the nine months ended March 31, 2004 we incurred a preferred stock dividend charge of $2,071,230 including the $1,913,824 non-cash preferred stock dividend and induced conversion charge, as described more fully in Note 5 to the Condensed Consolidated Financial Statements.

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK. For the three month period ended
March 31, 2004, we earned $128,051 or $0.01 per share, basic and diluted, as compared to earnings of $36,298 or $0.01 per share basic and diluted for the corresponding three month period ended March 31, 2003. For the nine month period ended March 31, 2004, we incurred a loss of $1,414,544 after preferred stock dividends or $(0.27) per share basic and diluted, as compared to earnings of
$212,032 after preferred stock dividends or $0.06 per share basic and diluted for the corresponding nine month period ended March 31, 2003. The loss for the nine months ended March 31, 2004 is due to the non-cash dividend and induced conversion charge as described more fully in Note 5 to the Condensed
Consolidated Financial Statements.

RESULTS OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2003

SALES. Sales for the year ended June 30, 2003, compared to the year period ended
June 30, 2002, increased approximately 5% to $14,597,862 from $13,844,318. Media
Sciences sales increased approximately 16% to $9,599,263 from $8,300,027.

COST OF SALES. Cost of sales for the year ended June 30, 2003 were $7,175,113, or approximately 49% of sales, as compared to $7,240,840, or approximately 52%
of sales, for the year period ended June 30, 2002. The reduction in cost of sales as a percentage of sales reflects the continued increase in Media Sciences business relative to the Cadapult business.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended June 30, 2003 decreased to $5,255,743, or 36% of sales, from $6,282,040, or 45% of sales, for the year ended June 30, 2002. For the year ended June 30, 2003, our selling general and administrative costs included approximately $1.35 million of expenses related to the recall of our solid ink in January 2002 and the related warranty expenses as compared to approximately $3 million, net of $1 million insurance benefit for the prior year. In addition, for the year ended June 30, 2002, we recorded a net reduction in our selling, general and administrative costs of approximately $600,000 due to the settlement of a legal malpractice suit.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended June 30, 2003 increased to $790,512, including $532,403 included in cost of sales, from $736,097 for the year ended June 30, 2002 of which $447,313 was included in cost of sales.

INTEREST EXPENSE. Interest expense for the year ended June 30, 2003 increased to
$448,623 from $409,857 incurred for the year ended June 30, 2002. The increase in interest was due to increased borrowings and the interest component of payments on capital leases and the supplier agreement.

INCOME TAXES. For the year ended June 30, 2003, we recorded a current income tax expense of $132,573 and a deferred income tax expense of $452,685 as compared to a current income tax expense of $4,330 and a deferred income tax benefit of
$152,000 for the year ended June 30, 2002. We recorded the current income tax expense because of New Jersey's two-year suspension of the use of net operating loss carry forwards.

DIVIDENDS. For the year ended June 30, 2003, we accrued $586,059 of stock dividends to our preferred shareholders and paid $43,556 in stock dividends through a common stock issuance at $0.95 per share. In June 2002, our Board of
Directors voted to offer preferred shareholders the option to receive payment-in-kind for the dividend periods ending June 30, 2002 and September 30,
2002 in order to conserve cash flow, through a common stock issuance at $0.95 per share, the fair market value of our common stock on that date. Fourteen shareholders elected to receive their dividend payments through the payment-in-kind, totaling $87,112 and consisting of 91,694 shares of common stock for the two periods ending June 30, 2002 and September 30, 2002.

NET INCOME (LOSS). For the year ended June 30, 2003 we earned $245,391, or $0.07 per share basic and diluted, as compared to the year ended June 30, 2002, where we incurred a loss applicable to common shareholders of $859,048, or $0.25 per share. The conversion of the Series A convertible preferred stock has been excluded from the computation of diluted earnings per share for the years ended
June 30, 2003 and 2002, as the conversion would be anti-dilutive after adding back preferred stock dividends to net income.

LIQUIDITY AND CAPITAL RESOURCES

We experienced positive cash flow for the nine months ended March 31, 2004. Cash flows from operating activities were $548,933 primarily due to net income of
$656,686, a non cash charge of $595,066 for depreciation and amortization,
$463,587 for deferred income taxes and an increase in accounts payable of
$637,403 offset by increases in accounts receivable of $458,820, in inventories of $696,868 and in prepaid expenses and other current assets of $92,150 and a decrease in accrued supplier expenses, income taxes payable, deferred revenue and other accrued expenses and current liabilities of $600,151. Our inventory levels are increasing due to the increase in products in our product line, growing sales and the long lead time from Asian suppliers.

We experienced positive cash flow of $24,287 for the one year period ended June
30, 2003. Cash flows from operating activities resulted in positive cash flows of $314,365 resulting primarily from net income of $875,016, non-cash charges of
$790,511 for depreciation and amortization and $452,685 for deferred income taxes, offset by a decrease in accounts payable of $971,533 and an increase in accounts receivable of $702,010.

The cash we used in investing activities for the nine months ended March 31,
2004 included the purchase of equipment in the amount of $165,441. The cash we used in investing activities for the one year ended June 30, 2003 included the purchase of equipment in the amount of $296,296 and the purchase of intangibles associated with the acquisition of ultraHue in December 1999 in the amount of
$94,608.

Cash used in financing activities for the nine months ended March 31, 2004 included net debt payments of $148,046, payments of accrued dividends of
$152,375 and payment of expenses associated with the issuance of common stock of
$37,485. Cash generated by financing activities for the one year ended June 30,
2003 included advances from officers, investors and short-term bank debt in the amount of $275,705 offset primarily by payments on long-term debt of $155,256.

Prior to August 8, 2003, we had an agreement with a lender under which we were able to borrow up to $4 million, under a revolving line of credit, subject to availability of collateral. As of June 30, 2003, $1,779,862 was outstanding under this line. We were in compliance with all covenants as of June 30, 2003.
On August 8, 2003, we entered into a new agreement with a new lender under which we can borrow up to $3 million under a revolving line of credit, subject to availability of collateral. Borrowings bear interest at 1.75% over the lender's base rate, are payable on demand and are collateralized by all assets of our company. This line expires on October 31, 2006. As of March 31, 2004, $2,247,606
was outstanding under this line.

Between August 2000 and September 2003, the Company borrowed an aggregate of
$450,000 from its President. The funds were used for general corporate purposes.
The debt is structured through two notes payable. The first note, in the amount of $255,000, bears an interest rate of 10% per annum and is payable in monthly installments of interest only through May 2004. The second note, in the amount of $195,000, bears an interest rate of 20% per annum and is payable in monthly installments of interest only through May 2005. There is no representation or assurance made that Mr. Levin will make any further loans to us. In January
2004, our President, Michael W. Levin, voluntarily reduced the interest rate on one of his two loans to us to 10%. Both of these loans now carry a 10% interest rate.

In December 2000, the note payable to ultraHue came due and was satisfied with a cash payment of $760,000 and a demand note in the amount of $400,000 bearing an interest rate of 13% per annum. Through June 2003, we repaid $150,000 of this note. In January 2004, we paid the balance in the amount of $250,000 on the 13%
note due to UltraHue.

On June 5, 2001, we issued a $400,000 promissory note and warrants to purchase up to 200,000 shares of our common stock at $1.00 per share to Consonance
Services Group. The note matured on June 5, 2003 and bore a simple interest at the rate of 12% per year. The note was secured by a security agreement which covered all corporate assets. Two members of this investor group were persons who bear the following relationships with Media Sciences or with our officers and directors: Paul Baker is a director of Media Sciences and Mitchell Baker is the son of Paul Baker. On June 5, 2003, we repaid the $400,000 note due to the
Consonance Services Group, through the issuance of eight, $50,000 promissory notes, due on June 5, 2005 and carrying a 20% interest rate, to the eight individuals comprising the Consonance Group. These notes are unsecured. In July
2004, three warrant holders exercised a total of 75,000 warrants for proceeds to the Company of $75,000.

On June 14, 2002, we issued short-term promissory notes aggregating $175,000 and warrants to purchase up to 87,500 shares of our common stock exercisable for five years at $1.00 per share to seven note holders: Paul Levin, Frank and Edna
Blanco, Nathan D. Watters, Adam H. Watters, Mitchell Baker, Esther Baker, and
Harold and Marsha Kugelman. The notes matured in December 2002 and bore simple interest at the rate of 12% per year. In December 2002, we repaid the $175,000 borrowed in June through cash principal payments of $75,000 and through the issuance of new, one-year notes aggregating $100,000 and bearing simple interest of 20%, payable quarterly. The note holders were persons who bear the following relationships with Media Sciences or with our officers and directors: Paul Levin is the father of Michael W. Levin, President and Chairman of Media Sciences;
Frank and Edna Blanco are the parents of Frances Blanco, Vice President and a director of Media Sciences; Mitchell Baker is the son of Paul Baker, a director of Media Sciences; and Esther Baker is the wife of Paul Baker. Three of the four new note holders are persons who bear the following relationships with Media
Sciences or with our officers and directors: Paul Levin is the father of Michael
W. Levin, President and Chairman of Media Sciences; Frank and Edna Blanco are
the parents of Frances Blanco, Vice President and a director of Media Sciences;
and Mitchell Baker is the son of Paul Baker, a director of Media Sciences.

The terms of the loans from the Company's officers, directors, and others having relationships with our officers and directors were determined by the Board of
Directors in light of the Company's financial condition, the terms of previous borrowings from such persons, and the terms on which short-term loans were available from public resources. The terms of these loans were deemed fair to the Company and viewed as arm's length transactions. There are no ongoing contractual or other commitments with any of these persons resulting from these transactions, and there is no representation or assurances made that any of these persons will make any further loans to us.

CAPITAL EXPENDITURES

We anticipate committing to additional color product development programs. Costs of these programs during the next twelve months are estimated to be up to
$1,200,000.

INFLATION

We have historically offset any inflation in operating costs by a combination of increased productivity and price increases, where appropriate. We do not expect inflation to have a significant impact on our business in the future.

SEASONALITY

We anticipate that our cash flow from operations will be slightly better in the fall and winter months than in the spring and summer months due to the sales cycles associated with our Cadapult Graphic Systems subsidiary business. In the event that we are unable to generate sufficient cash flows from operations, we may be required to utilize other cash reserves, if any, or seek additional equity or debt financing to meet operating expenses, and there can be no assurance that there will be any other cash reserves or that additional financing will be available or, if available, on reasonable terms.

CRITICAL ACCOUNTING POLICIES

USE OF ESTIMATES

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
When more than one accounting principle, or method of its application, is generally accepted, management selects the principle or method that is appropriate in the Company's specific circumstances. Application of the accounting principles requires the Company's management to make estimates about the future resolution of existing uncertainties and that affect the reported amounts of assets, liabilities, revenues, expenses which in the normal course of business are subsequently adjusted to actual results. Actual results could differ from such estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures included in the consolidated financial statements giving due regard to materiality.

REVENUE RECOGNITION, ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Revenue is recognized at the point of shipment for goods sold, and ratably through the duration of service contracts. Deferred Revenue consists principally of billings on service contracts prior to rendering related services.

The Company markets its products to an international network of dealers and distributors. Credit is extended after a credit review by management which is based on a customer's ability to perform its obligations. Such reviews are regularly updated. The allowance for doubtful accounts is based upon agings of customer balances and specific account reviews by management. Media Sciences
International, Inc. has no concentrations of credit risks and generally does not require collateral or other security from its customers.

Accounts receivable are presented net of a reserve for doubtful accounts of
$35,000 at June 30, 2003 and 2002, which represented 1.9% and 2.7%, respectively, of gross trade receivables.

INVENTORIES AND INVENTORY RESERVES

Inventories are stated at the lower of cost or market, with costs being determined on a first-in, first-out method. Work-in-process and finished goods include material costs, labor costs and manufacturing overhead. The Company evaluates its inventories periodically to identify excess, slow-moving and obsolete inventories and assess reserve adequacy. At June 30, 2003 and 2002, no reserve was deemed necessary.

GOODWILL AND IMPAIRMENT

The excess of the purchase consideration over the fair value of the net assets of acquired businesses is considered to be goodwill and, until June 30, 2001, was being amortized over 15 years using the straight-line method.

The Company reviews goodwill when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. We also review goodwill as required by SFAS No. 142, "Goodwill and Other Intangible Assets",
which requires that goodwill be tested annually using a two-step process. The first is to identify any potential impairment by comparing the carrying value of reporting units to their fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. Reporting unit fair value is estimated using the income approach, which assumes that the value of a reporting unit can be computed as the present value of the assumed future returns of an enterprise discounted at a rate of return that reflects the riskiness of an investment. A significant increase in the rate at which the assumed future returns are discounted could result in an unexpected impairment charge to goodwill, which could have a negative impact on our operating results.

At June 30, 2003 and 2002, net goodwill amounted to $4,986,030 and $4,891,421, respectively, with accumulated amortization amounting to $521,962 for both years. The goodwill resulted from the acquisition of substantially all of the assets of UltraHue, Inc. We have completed all transitional and annual impairment tests necessary to date and concluded that our goodwill is not impaired.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees" and related interpretations in accounting for stock options and awards. Accordingly, no compensation costs for stock options is included in operating results since all awards were made at exercise prices at or above their fair value on the dates of grants.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock- Based
Compensation - Transition and Disclosure, amending FASB Statement No. 123,
Accounting for Stock Based Compensation." This statement amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock- based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on operating results of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS No. 148 also amends APB 28, "Interim Financial Reporting" to require disclosure about those effects in interim financial information. We adopted the disclosure provisions for the year ended June 30, 2003.

The following table illustrates the effect on results of operations for the year ended June 30, 2003 if the Company had applied the fair value recognition provisions of SFAS No. 123.

                                                         Fiscal Year Ended
                                                              June 30,
                                                         2003        2002
                                                       --------    ---------
Net income (loss), as reported                         $245,391    $(859,048)

Stock-based employee compensation expense under
        fair value method, net of related tax effects  $(64,599)   $ (21,633)
                                                       --------    ---------
Pro forma net income (loss)                            $180,792    $(880,681)
                                                       ========    =========
Income/(Loss) per share:
         Basic, as reported                               $0.07       $(0.25)
                                                          =====       ======
         Basic, pro forma                                 $0.05       $(0.25)
                                                          =====       ======
         Diluted per share, as reported                   $0.07       $ --
                                                          =====       ======
         Diluted per share, pro forma                     $0.05       $ --
                                                          =====       ======

The following table illustrates the effect on results of operations for the three and nine months ended March 31, 2004 if the Company had applied the fair value recognition provisions of SFAS No. 123.:

                                                      Three Months Ended               Nine Months Ended
                                                        March 31,                          March 31,
                                                      2004           2003             2004             2003
                                                    --------       --------       -----------        --------
 Net income as reported                             $128,051       $193,704       $   656,686        $684,251
    Less preferred stock dividends                      --          157,406         2,071,230         472,219
                                                    --------       --------       -----------        --------
 Income (loss) applicable to common shareholders    $128,051       $ 36,298       $(1,414,544)       $212,032

 Stock-based employee compensation expense
     under fair value method, net of related
     tax effects                                     (13,204)        (7,201)          (30,387)        (15,313)
                                                    --------      ---------      ------------        --------
 Pro forma net income (loss)                        $114,847      $  29,097       $(1,444,931)       $196,719
                                                    ========      =========       ============       ========

 Income (loss) per share:
         Basic and diluted, as reported                $0.01          $0.01            $(0.27)          $0.06
                                                       =====          =====            =======          =====
         Basic and diluted, pro forma                  $0.01          $0.01            $(0.28)          $0.06
                                                       =====          =====            =======          =====

                                ABOUT THE COMPANY

OUR ORGANIZATION HISTORY

We are a Delaware corporation named Media Sciences International, Inc. Our web site address is www.mediasciences.com.

We originally incorporated under the laws of the State of Utah on August 11,
1983 under the name Communitra Energy, Inc. On July 16, 1985, we amended our articles of incorporation to change our name to Seafoods Plus, Ltd. We did not engage in any substantive business activity from approximately 1988 to June 18,
1998.

On June 18, 1998, we acquired Cadapult Graphic Systems Inc., a privately-held
New Jersey corporation formed on May 1, 1987 engaged in the business of providing of computer graphics systems, peripherals, supplies and services to visual communicators and graphics professionals, in a transaction viewed as a reverse acquisition.

On August 14, 1998, we reincorporated under the laws of the State of Delaware as
Cadapult Graphic Systems, Inc. On August 11, 1999, we formed Media Sciences,
Inc., as a wholly-owned New Jersey subsidiary, for the manufacture and distribution of digital color printer supplies.

In December 1999, Media Sciences, Inc. acquired the assets of ultraHue, Inc., a
New Mexico corporation, a manufacturer of workgroup color printer supplies.

On April 19, 2002, we amended our certificate of incorporation to change our corporate name to Media Sciences International, Inc.

On April 26, 2002, we formed Cadapult Graphic Systems, Inc., as a wholly-owned
New Jersey subsidiary, for selling supplies directly to certain end users.

We are presently organized with two operating subsidiaries: Media Sciences, Inc.
and Cadapult Graphic Systems, Inc. Media Sciences International, Inc., as a
parent corporation, does not engage in substantive independent business operations. We conduct substantially all of our operations through our subsidiaries.

As of July 28, 2004, we had 9,932,210 shares of common stock issued and outstanding, and no preferred shares outstanding.

We have not been subject to bankruptcy, receivership or any similar proceedings.

OUR BUSINESS

We are a manufacturer of supplies for digital workgroup color printers.

Our wholly-owned subsidiary, Media Sciences, Inc., manufactures and distributes color printer supplies, including solid ink sticks and color toner cartridges for use in Xerox and other color printers. Media Sciences distributes these products internationally through a network of dealers and distributors. We intend to grow this business through an expansion of our product line, expansion of our distribution channels and through demand creation marketing programs.

Our wholly-owned subsidiary, Cadapult Graphic Systems, Inc., sells supplies directly to certain end users through our INKlusive color printer program and to those with whom we have a historical relationship.

OPERATING STRATEGY

We have a strategic objective of becoming the leading independent manufacturer of supplies for digital color business printers. We intend to achieve this objective through an expansion of our product line, through brand development, an expansion of our distribution network and through marketing programs.

The opportunity to sell Media Sciences supplies exists in the installed base of workgroup, or business, color printers. The installed base are those color printers used by organizations of all sizes. Almost all of these organizations are using the printer manufacturers' supplies such as Tektronix, Xerox or QMS.
We believe that as color printers become more commonplace in the office environment, a subset of these users will seek alternative supplies to the printer manufacturers' brand, primarily as a way to reduce the cost of ownership of their color printers. If we look at the color market as being analogous to the monochrome printer and supply market, we believe an opportunity exists for alternate supply manufacturers to achieve a 20-25% market share in the aggregate. Our objective is to be the leader within this market space by providing high quality, less expensive color printer supplies through the same distribution channels used for selling the printer manufacturers' supplies.

In addition to penetrating the installed base, we intend to create a significant new set of color printer users who are contractually committed to our supplies.
We are striving to achieve this objective through our sales programs such as our
INKlusive color printer program. We believe this program provides a unique opportunity for organizations that are not currently using color printers to migrate to color without the cost and technology risk of buying a printer outright.

PRINCIPAL PRODUCTS AND SERVICES AND PROGRAMS

PRODUCTS

SOLID INK STICKS. We manufacture and distribute solid ink sticks for use in the
Xerox/Tektronix Phaser 340, 350, 360, 840, 850, 860, 8200 and Phaser 8400 color printers. Our ink is sold under the Media Sciences brand, and under the `house'
brands of several of our customers. We offer flexible, custom packaging to meet the needs of those distribution partners. Our solid ink is typically sold to organizations at prices that are 20% to 50% less than those of the
Xerox/Tektronix brand.

TONER CARTRIDGES. We manufacture toner cartridges for use in Tektronix, Xerox,
QMS-Minolta, Epson, and Ricoh color pinters. We offer two lines of toner cartridges: Premium Color Toner Cartridges and our Clearcase line of toner cartridges. As with our ink, our toner cartridges are sold under the Media
Sciences brand and under the house brands of our distributors. We plan to expand our toner cartridges offerings both within the above lines of color printers and to other color printer manufacturers as well.

     o    Premium Color Toner Cartridges -- Our Premium Color Toner Cartridge
          line of toner cartridges include toner cartridges for Xerox/Tektronix
          Phaser 1235, 2135, 7300 and 6200 color printers, QMS-Minolta 3100 and
          Epson C4000 color printers. These are new cartridges offered at a discount to those of Xerox.

     o    Clearcase -- Our Clearcase line of toner cartridges are for use in
          Xerox/Tektronix Phaser 560, 740, 750, 780, 790 and 7700 color printers, QMS Magicolor 330 and Ricoh 3800 color printers. These are newly manufactured toner cartridges, featuring a unique clear case, allowing the user to see the colored toner within the cartridges.
          These cartridges are offered at a discount of up to 30% to the prices of the printer manufacturer.

SALES PROGRAMS

INKlusive. Our INKlusive color printer program, and its variations, provide a customer with a workgroup color printer, on-site service, and a box of ink for a fixed charge per month at a substantial discount. The program requires a 24 month commitment, and upon successful completion of the program, the printer is the customer's to keep at no additional charge. The INKlusive program is targeted at small businesses, education, non-profits and real estate agents and brokers. The program is advanced by our channel partners who receive a commission for each unit placed, and are encouraged to sell additional Media
Sciences supplies to the customer.

Media Sciences offers this program in conjunction with a financing company.
Media Sciences does not own or otherwise finance the cost of the printer.

No-Cap Color. Our No-Cap Color program provides a customer with one or more workgroup color printers, at no charge, in return for a monthly or bi-monthly commitment to purchase certain Media Sciences supplies from us. We offer several printers under this program, including two business printers, one solid ink, one laser, and one graphic arts printer. These printers have retail values of up to
$6,000 and include service throughout the duration of the program. We target the broad corporate market with this program, as well as certain vertical markets.
The printer remains the property of Media Sciences or its assignees at all times.

Our No-Cap Color program offers benefits to both the end user and Media
Sciences. The end-user benefits by obtaining a color printer without a capital investment and without service costs. End user costs are limited to the purchase of supplies that they would need to purchase anyway. We benefit by creating new customers with an obligation to purchase our supplies, thereby creating a high-margin reoccurring revenue stream.

Printers for our No-Cap Color program are purchased outright and/or leased to us by third party leasing companies. We have discontinued new unit placements under the No-Cap program in favor of INKlusive program placements. We expect to continue to generate revenues from the existing No-Cap printer base for at least one year.

MARKETING AND SALES PLANS

We intend to increase our marketing and sales efforts. The goal of these efforts is to increase revenues through increased market awareness of our products and sales programs.

We are expanding our Media Sciences distribution channels through outside sales efforts and direct mail. We intend to strengthen these channels through performance based sales incentive programs. We plan to build end-user awareness and demand for our supplies through advertising and marketing campaigns.

We are marketing our INKlusive program through our channel partners, web advertising and affiliates and through direct mail promotions.

INDUSTRY AND MARKET OVERVIEW

The office environment has been dominated by monochrome (black and white)
printers and color monitors. Over the past several years, color printers have been introduced to the office environment for mission critical applications where color is a must. Today, however, with the ever-increasing quality, print speed and lower costs of acquisition and ownership, these printers are being placed and used more frequently in the office. U.S. placements of these workgroup color printers are expected to increase from 486,000 in 2000 to
5,767,000 in 2005 or at a compound annual growth rate of 64%, according to year
2002 market research by Cap Ventures. We believe the worldwide market for color printers is twice this size and will grow at approximately the same rate. Output in pages from 2000-2005 is expected to change from 292 billion pages in 2000 to
445 billion pages in 2005, but in 2000 color output accounted for approximately
4% of these total pages. It is forecasted that by 2005 it will grow to 8%, according to year 2002 market research by Cap Ventures. As more printers are used and more color pages are produced, organizations large and small will need to manage the on-going and increasing supplies expense for their color printers.

Digital color printers create an ongoing requirement for service and supplies.
The reoccurring business of supply purchases often exceeds the original costs of the device over its lifetime. Today, in the color workgroup printer environment, supplies for these printers are manufactured and distributed by the printer manufacturers. There exists little competition to these sources of supplies. As the adoption of color printing technology continues, we expect the demand for alternative supplies to grow dramatically. In the monochrome printer market, year 2000 market research by Lyra Research Inc. estimates that third party supply manufacturers will provide approximately 22-27% of the supplies consumed from 2000-2003. We believe that a similar opportunity exists in the color market.

DISTRIBUTION METHODS OF THE PRODUCTS AND SERVICES

Media Sciences, Inc. sells through an international network of channel partners.
Our products are sold under the Media Sciences brand, the house brands of some of our distribution partners and in generic, or non-branded boxes.

Our distribution can also be profiled by the markets they serve, including office supply wholesalers, remanufacturers, technology resellers, catalog and web resellers, and those who sell to the government.

Our products are available in North and South America, Europe, South Africa, and
Australia.

Cadapult Graphic Systems, Inc. sells supplies directly to certain end users through our No-Cap Color program and to those with whom we have a historical relationship. These direct sales are conducted through telephone and Internet sales efforts.

COMPETITION

We primarily compete with the original manufacturer of the printers for which we provide supplies, including Xerox, which sells printers under the Tektronix and
Xerox brands, QMS-Minolta, Epson and Ricoh. Other than the original equipment manufacturers, we are not aware of any other significant competitor that provides solid ink or toner for use in these printers.

PRINCIPAL SUPPLIERS

Purchases in fiscal year ended June 30, 2004 from three vendors amounted to approximately 45% of cost of goods sold, with no one vendor accounting for more than 18% of cost of goods sold. Purchases in the fiscal year ended June 30, 2003 from one vendor amounted to 11% of cost of goods sold.

We purchase certain important raw materials from a sole source or a limited number of suppliers. Management believes that other suppliers could qualify to provide similar raw materials on comparable terms. The time required to locate and qualify other suppliers, however, could cause a delay in manufacturing that could be disruptive to our Company.

DEPENDENCE ON MAJOR CUSTOMERS

Sales to one customer represented approximately 7% of our revenues in our fiscal year ended June 30, 2004. Sales to that same customer represented 11% of our revenues in our fiscal year ended June 30, 2003.

INTELLECTUAL PROPERTY

We regard our trademarks, trade secrets, and proprietary technology and similar intellectual property as critical to our success, and rely on trademark, copyright and patent law, trade secret protection and confidentiality and other agreements with our employees, customers, partners and others to protect our proprietary rights. We have registered certain trademarks in the United States and have applied for the registration of other trademarks in the United States.
We have applied for certain patents in the United States.

NEED FOR GOVERNMENT APPROVAL

Not applicable.

GOVERNMENT REGULATION

Not applicable.

RESEARCH AND DEVELOPMENT

Not applicable.

COMPLIANCE WITH ENVIRONMENTAL LAWS

Not applicable.

EMPLOYEES

We currently have 38 full-time employees, including seven management level employees and one part time employee.

OFFICE FACILITIES

We maintain our executive offices at Allendale, New Jersey, pursuant to a lease expiring on May 31, 2011. We occupy approximately 15,400 square feet, including warehousing and manufacturing facilities at our executive offices in Allendale,
New Jersey.

We also maintain a sales office in Redmond, Washington.

Our offices are adequately covered by insurance for claims arising out of such occupancies.

Our present facilities have been suitable for our operations and needs through
June 30, 2004. We believe that we may need new or additional facilities in the future to accommodate our current and projected growth. We are evaluating proposals for new or additional facilities.

--------------------  -----------  -----------  ------------------  ---------------
                      Approximate  Approximate                      Lease
Location              Square Feet  Annual Rent  Use                 Expiration Date
--------------------  -----------  -----------  ------------------  ---------------

40 Boroline Road         15,400      $184,800   Executive Offices,  May 31, 2011
Allendale, NJ 07401                             Warehouse, and
                                                Manufacturing
                                                Facility

201 MJL Center           1,500       $28,200    Sales               month to month
16398 NE 85th Street                                                lease
Redmond, WA 98052
--------------------  -----------  -----------  ------------------  ---------------

LEGAL PROCEEDINGS

As at June 30, 2004, we are not a party to any material pending legal proceeding, other than ordinary routine litigation incidental to our business.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

(a)  FORMER INDEPENDENT ACCOUNTANT

Wiss & Company LLP audited our financial statements for our fiscal year ended
June 30, 2003. Wiss & Company has been our principal independent accountant since about June 1998.

In 2003, Wiss & Company informed us that Wiss & Company decided to discontinue to provide audit services to publicly-held companies registered with the United
States Securities and Exchange Commission and to exit the practice area.

We requested Wiss & Company to stand for re-election as our principal independent accountant and to continue to perform audit services for us in connection with our 2004 fiscal quarters until we had the opportunity to select and obtain new independent accountants in connection with our June 30, 2004 fiscal year end, and Wiss & Company agreed to do so.

On February 10, 2004, we engaged J.H. Cohn LLP as our principal independent registered public accounting firm, and the services of Wiss & Company as our principal independent accountant were concluded. The change in accountants was necessitated by the decision of Wiss & Company to exit the SEC practice area.

Wiss & Company's report on our financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Wiss & Company, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Wiss & Company's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

(b)  NEW INDEPENDENT ACCOUNTANT

On February 10, 2004, we engaged J.H. Cohn LLP as our principal independent registered public accounting firm. As described above, the change in accountants was necessitated by the decision of Wiss & Company to exit the SEC practice area. Our Board of Directors, and our Audit Committee, approved the selection of
J.H. Cohn LLP as our principal independent registered public accounting firm. We did not previously consult with J.H. Cohn LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The persons listed in the table below are our present directors and executive officers.

----------------  ---   ------------------------------------------------------------
Name              Age   Position
----------------  ---   ------------------------------------------------------------
Michael W. Levin   39   Chief Executive Officer, President and Chairman of the Board
Frances Blanco     43   Vice President Marketing and Investor Relations, Treasurer,
                             and Director
Duncan Huyler      43   Vice President Operations and Technical Services
Duncan Yates       34   Vice President Sales
Denise Hawkins     35   Vice President, Controller and Secretary
Paul C. Baker      67   Director
Edwin Ruzinsky     71   Director
Donald Gunn        52   Director and Vice President of Engineering
Henry Royer        72   Director
Alan Bazaar        34   Director
----------------  ---   ------------------------------------------------------------

Our directors are elected annually to serve for one year and hold office until the next annual meeting of the shareholders and until their successors are elected and qualified. Our Board of Directors may increase the size of the Board of Directors. Any director who fills a position created by the Board of
Directors serves until the next annual meeting of the shareholders. Our officers are elected by the Board of Directors at the first meeting after each annual meeting of our shareholders, and hold office until their death, resignation or removal from office.

MANAGEMENT PROFILES

MICHAEL W. LEVIN, CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD:

Michael W. Levin has served as our Chief Executive Officer, President and
Chairman of the Board since June 18, 1998. Mr. Levin serves on the compensation committee. Before June 1998, he had served as President, Treasurer, Secretary and Chairman of Media Sciences' predecessor, Cadapult Graphic Systems Inc.
("CGSI") since 1987, when he founded CGSI while attending Lehigh University. He is responsible for a senior management team as well as merger and acquisition activity and corporate finance. In 2002, Mr. Levin was recognized in Business
News New Jersey's annual "40 under 40" issue, which profiles the state's outstanding business leaders under the age of 40. He also was selected as the honorary annual fundraising chairman for the Children's Cancer Research Fund of
New York Medical College in 1999. In 1987, Mr. Levin graduated summa cum laude from Lehigh University, receiving a Bachelor of Science Degree in Mechanical
Engineering.

FRANCES BLANCO, VICE PRESIDENT OF MARKETING AND INVESTOR RELATIONS, TREASURER,
AND DIRECTOR:

Frances Blanco has served as our Vice President of Marketing and Investor
Relations, Treasurer, and a Director since June 18, 1998. She also served as
Secretary from June 18, 1998 through June 30, 2004. From 1993 to June 18, 1998, she served as Vice President of Marketing and Investor Relations, Treasurer,
Secretary and a director of CGSI. Blanco manages all aspects of marketing, including brand identity, demand creation and vendor relationships for us as well as investor relations. From 1984 through 1989, Blanco was a Reseller
Account Manager at Lotus, where she designed and implemented tactical channel programs. From August 1989 through June 1993, Blanco served as a Business
Development Manager at Tektronix, Inc., where she was responsible for the development of color printing standards in strategic customers. She earned a
Bachelor of Science degree in Marketing from Bentley College in 1982 and a
Masters of Business Administration degree from Boston College in 1985.

DUNCAN HUYLER, VICE PRESIDENT OF OPERATIONS AND TECHNICAL SERVICES:

Duncan Huyler has served as our Vice President of Operations and Technical
Services since June 18, 1998. From 1993 to June 18, 1998, he served as Vice
President of Technical Services for CGSI. Huyler manages all technical and customer service aspects for us, as well as operational management including IT, telecommunications, purchasing and internal controls. From May 1983 through
October 1987, Huyler served as an officer in the U.S. Army. From September 1988 through August 1993, Huyler worked for The May Department Stores Company and
Lord & Taylor, where his positions included Senior Financial Analyst and
Director of Systems. Huyler graduated from Cornell University in 1983 with a
Bachelor of Science degree in Business and earned a Masters of Business
Administration from the University of Louisville in 1987.

DUNCAN YATES, VICE PRESIDENT OF SALES:

Duncan Yates has served as Vice President of Sales since July 2000. Prior to
July 2000, Yates served as the Regional Sales Manager for Cadapult Graphic
Systems, which he joined in 1993. Yates manages all aspects of direct sales for
Media Sciences' value added reseller business, including achieving quarterly revenue and gross profit targets, developing sales plans and strategies, hiring and training sales staff, and implementing vertical market pilot programs. Yates is also responsible for technology reseller development. Yates is a 1992 graduate of Western Maryland College with a Bachelor of Science degree in
Political Science.

DENISE HAWKINS, VICE PRESIDENT, CONTROLLER AND SECRETARY:

Denise Hawkins has served as Vice President for Media Sciences since February
12, 2003, and as Secretary since July 1, 2004. Ms. Hawkins manages the accounting aspects of the business while working closely with the President and senior management team. She is a Certified Public Accountant and a Certified
Management Accountant. She began her employment with the company in July of 2001 as the Controller. Ms. Hawkins graduated from the State University of New
York-The College at New Paltz with a Bachelor of Science degree in Accountancy in 1990 and graduated from Marist College in 1998 with a Masters in Business
Administration in Finance. Prior to her position at Media Sciences, Ms. Hawkins was the controller for NFK Excavating and Construction, Inc.(2000-2001), Horizon
Medical Group, PC (1998-2000) and VAC Service Corp.(1992-1998). She is currently serving as the Treasurer for the Board of Helping Hands Christian Pre-School. Ms
Hawkins is affiliated with the New Jersey State Society of Certified Public
Accountants, the Institute of Management Accountants and the Society for Human
Resource Management.

PAUL C. BAKER, DIRECTOR:

Paul C. Baker has served as a Director since June 18, 1998. Mr. Baker is the chairman of the Compensation committee and also serves on the audit committee.
From 1986 to 2000 he was President of Sherwood Partners, Inc., a venture capital and management consulting company, which he founded, that focused on developing companies with high growth potential. From 2000 to present, he has been General
Partner of PCB Associates, LLC which performs similar services. Prior to 1986,
Baker held various management positions during 25 years of employment with
American Cyanamid Co., including President of Cyanamid's Shulton, Inc.
subsidiary from 1977 to 1979 and Group Vice President of Cyanamid from 1979 to1984. Baker graduated from Lehigh University in 1959 and 1960 with degrees in
Engineering and Liberal Arts and received his MBA degree from Fairleigh
Dickinson University in 1963.

EDWIN RUZINSKY, DIRECTOR:

Mr. Ruzinsky has served as a Director since August 27, 1999 and is the chairman of the Audit committee. He is a Certified Public Accountant and a Certified
Management Consultant. Prior to his retirement on June 1, 1996 as a Partner in
Deloitte Consulting LLC, a wholly-owned subsidiary of Deloitte & Touche LLP, he served for many years as the firm's National Director-Media Industry Services.
He previously served Times Mirror Company as Vice President of Finance &
Administration/Book Publishing Group and Parent's Magazine Enterprises, Inc. as
Chief Accounting Officer. Mr.Ruzinsky continues serving as a member of the Pace
University/Dyson School of Liberal Arts & Sciences/Master of Science in
Publishing Advisory Board. He is currently a member of the Boards of Dowden
Health Media, Inc., a provider of specialized publications and customized communication products for healthcare professionals and consumers, and of
Gentis, Inc., engaged in the research and development of therapeutic products for the repair and regeneration of human tissues (such as cartilage tissue and intervertebral disc tissue) through the use of scaffolds that beneficially affect progenitor and other cells at the site of repair or regeneration.

DONALD GUNN, VICE PRESIDENT OF ENGINEERING AND DIRECTOR:

Donald Gunn has served as a Director since December 23, 1999. Since December 13,
1999, he has served as Vice President of Media Sciences, Inc. Gunn manages product development and strategic major account relationships for Media
Sciences. He founded ultraHue, Inc., a manufacturer of ink and toner products for computer printers in March 1996. He served as President and Chief Executive
Officer of ultraHue until we acquired ultraHue on December 13, 1999. From June
1997 to November 1998, he served as the Western Sales Manager for Invention
Machine Corporation, a Boston based provider of software designed to aid engineers in the development of engineering solutions. From August 1995 to May
1997, he worked as Regional Manager for the Pacific Northwest for 3D Systems,
located in Valencia, California, a company that produces stereo lithography machines. From October 1987 to August 1995, he worked for the Color Printer
Division of Tektronix, Inc., located in Wilsonville, Oregon, in various sales and marketing positions, including Major Account Manager and VAR Account Manager for the Western United States. From July 1986 to October 1987, he worked as a sales manager for Silma, Inc., located in Santa Clara, California, a company that produced software for industrial equipment. From January 1985 to June 1986, he was the Western Area Sales Manager for AAB Robotics, located in Fort Collins,
Colorado, a company that produced equipment for the welding industry. He received a Bachelors of Science degree in Electrical Engineering from the
University of Illinois in 1974.

HENRY ROYER, DIRECTOR:

Henry Royer has served as a Director since December 23, 1999. Mr. Royer serves on the Compensation committee. From 1965 to 1983, Mr. Royer held several positions at First National Bank of Duluth, serving as Executive Vice
President/Loans when he left First National Bank. He then joined The Merchants
National Bank of Cedar Rapids, now named US Bank Cedar Rapids, N.A., where he served as Chairman and President until August 1994. From September 1994 through
December 31, 1997, he served as the President and Chief Executive Officer of
River City Bank, Sacramento, California. He served as an Independent Trustee of
Berthel Growth & Income Trust I from its date of inception in 1995 through
February 5, 1999, when he resigned to join Berthel Fisher & Company Planning
Inc., and was elected President of Berthel Trust in July 1999. He was elected
President of Berthel SBIC, LLC in August 1999. He currently serves as Chairman of the board of Cedar Rapids Bank and Trust and as a member of the board of QCRH a bank holding company. He also serves on various Boards of privately-held companies. He graduated in 1953 from Colorado College with a B.A. in Money and
Banking.

ALAN BAZAAR, DIRECTOR:

Alan Bazaar has served as a Director since June 30, 2004. He is a Certified
Public Accountant. Mr. Bazaar is a Vice President and Portfolio Manager at
Richard L. Scott Investments, LLC. His responsibilities include co-managing a public company portfolio for Richard L. Scott Investments, LLC, a value-oriented, family investment office, focused on both public and private equity investments. Mr. Bazaar performs all elements of due diligence on perspective investment companies. From 1995 to July 1999, Mr. Bazaar was with
Arthur Anderson LLP. At Arthur Andersen, he worked for both the Assurance and
Financial Buyer's Practices and in his last position he served as a Supervisory
Senior Consultant in their Business Fraud and Investigation Services Unit. Mr.
Bazaar graduated from Bucknell University in 1992 with a degree in History, and he received a MBA from New York University, Leonard N. Stern School of Business
in 1997.

BOARD COMMITTEES AND MEETINGS

During the fiscal year that ended on June 30, 2004, the Board of Directors held five meetings. During this period, all of the directors serving on the Board at the time attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors. The Audit Committee met three times in connection with fiscal year 2004.

We have an Audit Committee, which through the review of our 2003 fiscal year financials consisted of the following members of the Board of Directors: Edwin
Ruzinsky, Paul Baker and Sagiv Shiv. In connection with our fiscal year ended
2004, our Audit Committee consists of: Edwin Ruzinsky and Paul Baker.

Mr. Ruzinsky is a financial expert. The function of the Audit Committee includes reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of Media Sciences, reviewing with Media Sciences' independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distribution by Media Sciences. Each member of the
Audit Committee is independent as defined under the American Stock Exchange's listing standards. The Audit Committee consists of non-employee directors whom
Media Sciences has determined are free of any relationship that could influence their judgement as a committee member and are not associated with a major vendor to, or a customer of, Media Sciences.

We have a Compensation Committee, which has consisted of the following members of the Board of Directors: Paul Baker, Henry Royer and Michael W. Levin. The
function of the Compensation Committee is to make determinations concerning salaries and incentive compensation for our officers and employees.

Members of the Audit Committee and Compensation Committee are selected each year by our Board of Directors after our annual stockholders' meeting. Selection to a committee of the Board of Directors is determined by the majority vote of the
Board of Directors. The Board of Directors intends to elect incumbent directors who are re-elected to the Board of Directors to continue to serve on the committees they presently serve.

We have not yet adopted a code of ethics applicable to our directors, officers and employees. We are in the process of implementing a code of ethics, and expect to adopt a code of ethics prior to September 2004 during our fiscal year
2005.

We presently do not have a separate nominating committee of the Board of
Directors for the selection of directors, and do not have a nominating committee charter. Presently, all such actions are performed by the entire Board of
Directors.

OTHER INFORMATION ABOUT DIRECTORS

None of the directors are directors of other reporting companies, are associated by family relationships, or have been involved in legal proceedings.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning the annual and long-term compensation during our last three fiscal years of our Chief Executive Officer and all of our other officers ("Named Executive Officers").

------------------------------------------------------------------------------------------------------------
                                                                       Long Term
                                                                       Compensation
                                       Annual Compensation             Awards
                                                                       Securities
                                                                       Underlying           All Other
Name and Principal Position         Year    Salary        Bonus        Options/SARS (#)     Compensation (a)
---------------------------         ----    ------        -----        ----------------     ----------------

Michael W. Levin                    2004    $200,000      $28,500                     0              $4,416
  Chief Executive Officer           2003    $150,000      $15,000 (b)           500,000 (c)          $2,593
  and President                     2002    $150,000      $15,000 (d)                 0              $2,625
Frances Blanco                      2004    $120,000      $ 3,500               100,000 (e)          $4,317
  Vice President and Treasurer      2003    $100,000      $15,000 (b)            25,000 (f)          $2,872
  and Secretary                     2002    $100,000      $15,000 (d)                 0              $2,787
Duncan Huyler                       2004    $120,000      $ 6,000               100,000 (e)          $3,418
  Vice President                    2003    $107,185      $ 8,000 (b)            25,000 (f)          $  888
                                    2002    $107,185      $ 8,000 (d)                 0              $  223
Duncan Yates                        2004    $130,000      $11,000                     0              $1,740
  Vice President                    2003    $116,845      $15,000 (b)            25,000 (f)          $  938
                                    2002    $118,184      $15,000 (d)                 0              $1,012
Donald Gunn                         2004    $100,000      $20,607                     0              $2,522
  Vice President                    2003    $ 90,833      $10,000                25,000 (f)          $2,087
                                    2002    $ 80,000      $     0                50,001 (g)          $1,510
Denise Hawkins                      2004    $ 64,890      $ 1,000                     0              $1,099
  Vice President                    2003    $ 51,731 (h)  $     0                     0              $  647
------------------------------------------------------------------------------------------------------------

(a)  Refers to our matching contribution under our 401(k) plan, and premiums for life insurance where the beneficiary is not the company.
(b)  Refers to bonus compensation, including deferred bonus of $15,000 for each of Levin, Blanco and Yates, and of $8,000 for Huyler.
(c)  Refers to stock options granted in June 2003, pursuant to an employment agreement effective as of July 1, 2003. The stock options are exercisable at $1.00 per share and expire in June 2008. Options to purchase 250,000 shares vested immediately and options to purchase an additional 250,000 shares vest ratably over the period July 1, 2003 through June 30, 2005. As of June 30, 2004, 375,000 options are vested.
(d)  Refers to bonus compensation, including deferred bonus of $7,500 for each of Levin, Blanco and Yates, and of $4,000 for Huyler.
(e)  On May 24, 2004, we issued to each of Frances Blanco and Duncan Huyler, stock options to purchase 100,000 shares of our common stock, of which
     50,000 options vested on the grant date, and the remaining 50,000 options are subject to vesting over a three year period. The options are exercisable for ten years at $1.06 per share.
(f)  On April 7, 2003, we issued to each of Duncan Huyler, Frances Blanco,
     Duncan Yates and Donald Gunn, stock options to purchase 25,000 shares of common stock. The stock options vested on April 6, 2004 and are exercisable until April 5, 2008 at $0.50 per share.
(g)  Refers to stock options, granted in fiscal year 2000 and reissued in fiscal year 2002, to purchase 50,001 shares of our common stock, subject to vesting over a three year period, exercisable for five years at $1.27 per share.
(h)  Became an officer on February 12, 3003. Her reported fiscal year 2003 compensation covers the full fiscal year.

STOCK OPTION INFORMATION

                          OPTION GRANTS IN FISCAL 2004

The table below sets forth information concerning stock options granted during the fiscal year ended June 30, 2004 to the Named Executive Officers. The percentage of total stock options is based on 247,500 stock options granted to officers, directors, and employees during the 2004 fiscal year.

----------------  ----------  --------------  -----------  ----------
                  Number of
                  Securities  Percent of
                  Underlying  Total Options
                  Options     Granted to      Exercise of
                  Granted     Employees in    Base Price   Expiration
Name              (#)         Fiscal Year     ($/Sh)       Date
----------------  ----------  --------------  -----------  ----------
Frances Blanco       100,000           40%          $1.06     5-24-14
Duncan Huyler        100,000           40%          $1.06     5-24-14
----------------  ----------  --------------  -----------  ----------

           OPTION EXERCISES IN FISCAL 2004 AND YEAR END OPTION VALUES

The following table sets forth information concerning the value of unexercised stock options at June 30, 2004 for the Named Executive Officers. The dollar values of the options was determined by multiplying the number of stock options by the difference between the fair market value of a share of common stock underlying an option and the exercise price of the option. Out-of-the-money options are reported as having a dollar value of $0. The last sale price of a share of our common stock on June 30, 2004 was $1.54, as reported by AMEX.

-----------------  -----------  --------  ----------------------------  --------------------------
                   Number of
                   Shares                 Number of Unexercised         Value of Unexercised
                   Acquired     Value     Securities Underlying         In-the-Money Options
Name               on Exercise  Realized  Options at Fiscal Year End    at Fiscal Year End
                                          ----------------------------  --------------------------
                                          Exercisable    Unexercisable  Exercisable  Unexercisable
-----------------  -----------  --------  -----------    -------------  -----------  -------------
Michael W. Levin             0         0      375,000          125,000     $202,500        $62,500
Frances Blanco               0         0       82,741           50,000     $ 52,245        $24,000
Duncan Huyler                0         0       84,265           50,000     $ 53,937        $24,000
Duncan Yates (a)         5,000     2,250      140,430                0     $ 55,995        $     0
Donald Gunn                  0         0       75,001                0     $ 39,500        $     0
Denise Hawkins               0         0        6,668            3,334     $      0        $     0
-----------------  -----------  --------  -----------    -------------  -----------  -------------

(a)  Exercised 5,000 options on July 21, 2004. The value realized upon exercise was determined by market value per share of common stock on that date of
     $1.70 less the exercise price of options. At year end 2004, Yates held
     17,000 out-of-the money options which are not included in the column of unexercised in-the-money options value.

DIRECTOR COMPENSATION

We have a compensation plan for our independent directors. Eligible outside directors are paid $5,000 per year, payable quarterly, for attendance at regular and special meetings and may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and for other expenses incurred in their capacity as directors of
Media Sciences. Outside directors are granted five or ten year stock options under the incentive stock option plan to purchase 10,000 shares of common stock, exercisable at the fair market value on the date of appointment to the Board.
Outside directors will also be granted, annually, additional stock options to purchase 5,000 shares of common stock.

EMPLOYMENT AGREEMENT WITH NAMED EXECUTIVE OFFICER

Michael W. Levin serves as our Chief Executive Officer and President pursuant to a five-year employment agreement that began as of July 1, 2003. His current annual salary for fiscal year 2004 is to be $200,000. We granted him 500,000 five-year stock options to purchase 500,000 shares of common stock. The exercise price for the stock options is $1.00 per share. Stock options to purchase
250,000 shares vested immediately, additional stock options to purchase 125,000 shares vested on June 30, 2004, and the remaining 125,000 stock options are to vest ratably over the period July 1, 2004 through June 30, 2005. These stock options are cumulative and are subject to anti-dilution rights.

He is also entitled to receive:

o   death benefits of $100,000;
o   a fifteen-year term life insurance policy for $2,000,000;
o   a luxury automobile;
o   reimbursement for reasonable travel and other business related expenses;
o   six weeks vacation;
o   medical and dental insurance; and
o   participation in any employee plan, perquisite and other benefits made available to Media Sciences' employees or management in general.

We may also award him an annual performance bonus or other bonus as determined by the Board of Directors.

If we undergo a "change of control", we must pay him an amount equal to 290% of his base compensation. He has the right to terminate his employment if we undergo a change in control. As defined in his employment agreement, a change of control refers to:

o    a change in our ownership or management that is required to be reported under the federal securities laws;
o    the acquisition, other than directly from Media Sciences, of 25% or more of our common stock or our voting securities by persons other than Media
     Sciences or Levin;
o    a change in a majority of the current Board of Directors, excluding a Board approved change that does not result from a proxy contest;
o    a reorganization, merger, consolidation or sale of substantially all of our assets, after which our shareholders do not own, in the same proportion, more than 50% of the voting power, after which a majority of the board of directors changes, and after which a new shareholder beneficially owns 25%
     or more of the voting power; or
o    shareholder approval of our liquidation or dissolution.

The employment agreement provides for termination for cause.

STOCK OPTION PLAN

Under our incentive stock option plan for employees, which was adopted by our
Board of Directors and approved by our shareholders in 1998, we reserved 500,000 shares of our common stock for issuance pursuant to exercises of incentive stock options. An incentive stock option entitles the holder to purchase a share of our common stock at a purchase price equal to the fair market value of the common stock on the day of grant. During the year ended June 30, 2004, no stock options granted under this stock option plan were exercised. As of June 30,
2004, we had outstanding stock options to purchase 367,156 shares of common stock, exercisable, subject to vesting, for five or ten years from the date of grant at prices of $0.43 to $4.00. If we undergo a "change of control," the incentive based stock options shall vest immediately.

EMPLOYEE PROFIT SHARING PLAN

We have a tax-qualified employee paired profit sharing plan sponsored by Scudder
Financial Services, Inc. This 401(k) plan covers all of our employees that have been employed for at least six months and meet other age and eligibility requirements. Under the 401(k) plan, employees may choose to reduce their current compensation by up to 15% each year and have that amount contributed to the 401(k) plan. We make matching contributions equal to 25% of the employee's contribution. In our discretion, we may contribute unmatched contributions. The
401(k) plan qualifies under Section 401 of the Internal Revenue Code, so that we can deduct contributions by employees or by us. Employee contributions to the
401(k) plan are fully vested at all times, and our contributions, if any, vest at the rate of 25% after two years and after two years at the rate of 25% a year until fully vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Between August 2000 and September 2003, we borrowed an aggregate of $450,000 from Michael Levin, our President. The funds were used for general corporate purposes. The debt was structured through two notes payable. The first note, in the amount of $255,000, bore an interest rate of 10% per annum and was payable in monthly installments of interest only through May 2004. The second note, in the amount of $195,000, bore an interest rate of 20% per annum and was payable in monthly installments of interest only through May 2005. In January 2004,
Michael W. Levin, voluntarily reduced the interest rate on the loan due May 2005 to 10%. We repaid both loans in May and June 2004. There is no representation or assurance made that Mr. Levin will make any further loans to us.

The terms of loans from our officers, directors, and others having relationships with our officers and directors were determined by the Board of Directors in light of our financial condition, the terms of previous borrowings from such persons, and the terms on which short-term loans were available from public resources. The terms of these loans were deemed fair to the company and viewed as arm's length transactions. There are no ongoing contractual or other commitments with any of these persons resulting from these transactions, and there is no representation or assurances made that any of these persons will make any further loans to us.

On June 5, 2001, we issued a $400,000 promissory note and warrants to purchase up to 200,000 shares of our common stock at $1.00 per share to Consonance
Services Group. The note matured on June 5, 2003 and bore a simple interest at the rate of 12% per year. The note was secured by a security agreement which covered all corporate assets. Two members of this investor group were persons who bear the following relationships with Media Sciences or with our officers and directors: Paul Baker is a director of Media Sciences and Mitchell Baker is the son of Paul Baker. On June 5, 2003, we repaid the $400,000 note due to the
Consonance Services Group, through the issuance of eight, $50,000 promissory notes, due on June 5, 2005 and carrying a 20% interest rate, to the eight individuals comprising the Consonance Group. These notes were unsecured. In June
2004, we repaid these notes after securing a one year, $400,000 term loan from our bank, carrying an interest rate of the banks base rate plus 2%. At June 30,
2004, the interest rate on this term loan was 6%.

On June 14, 2002, we issued short-term promissory notes aggregating $175,000 and warrants to purchase up to 87,500 shares of our common stock exercisable for five years at $1.00 per share to seven note holders: Paul Levin, Frank and Edna
Blanco, Nathan D. Watters, Adam H. Watters, Mitchell Baker, Esther Baker, and
Harold and Marsha Kugelman. The notes matured in December 2002 and bore simple interest at the rate of 12% per year. In December 2002, we repaid the $175,000 borrowed in June through cash principal payments of $75,000 and through the issuance of new, one-year notes aggregating $100,000 and bearing simple interest of 20%, payable quarterly. In December 2003, we repaid the loan in full. The note holders were persons who bear the following relationships with Media
Sciences or with our officers and directors: Paul Levin is the father of Michael
W. Levin, President and Chairman of Media Sciences; Frank and Edna Blanco are
the parents of Frances Blanco, Vice President and a director of Media Sciences;
Mitchell Baker is the son of Paul Baker, a director of Media Sciences; and
Esther Baker is the wife of Paul Baker.

On September 24, 2002, we granted options to purchase 5,000 shares of common stock, exercisable for ten years at $0.65 per share to each of Paul Baker,
Berthel SBIC, and Ed Ruzinsky in connection with their services on the Board of
Directors.

In October 2002, we borrowed $100,000 at a 23% interest rate, with interest due monthly, from Paul Baker, a director of Media Sciences. This loan matured in, and was repaid in, October 2003.

On November 19, 2002, Edwin Ruzinsky purchased 10,000 shares of Media Sciences common stock for $6,500 in the open market.

In December 2002, we borrowed $25,000 at a 23% interest rate, with interest due monthly, from Duncan Yates, an officer. This loan matured in and was repaid in
December 2003.

On January 1, 2003, we granted options to purchase 10,000 shares of common stock, exercisable for ten years at $0.60 per share to Sagiv Shiv in connection with his services on the Board of Directors.

On April 7, 2003, we issued to each of Duncan Huyler, Frances Blanco, Duncan
Yates and Donald Gunn, stock options to purchase 25,000 shares of common stock.
The stock options vested on April 6, 2004 and are exercisable until April 5,
2008 at $0.50 per share.

On May 6, 2003, we granted options to purchase 10,000 shares of common stock, exercisable for ten years at $0.43 per share, to each of Paul Baker and Ed
Ruzinsky in connection with their services on the Board of Directors.

In June 2003, pursuant to an employment agreement effective as of July 1, 2003, we issued to Michael Levin stock options to purchase up to 500,000 shares of common stock, exercisable at $1.00 per share and expiring in June 2008. Options to purchase 250,000 shares vested immediately, options to purchase an additional
125,000 shares vested on June 30, 2004, and options to purchase an additional
125,000 shares are to vest ratably over the period July 1, 2004 through June 30,
2005.

On February 10, 2004, we granted options to purchase 5,000 shares of common stock, exercisable for ten years at $0.85 per share to each of Paul Baker, Ed
Ruzinsky, Berthal SBIC and Sagiv Shiv in connection with their services on the
Board of Directors.

On January 16, 2004, Denise Hawkins purchased 500 shares in the open market for
$530.

On May 11, 2004, Michael Levin gifted an aggregate of 22,000 shares to his minor children.

On May 11, 2004, Shiv Sagiv resigned from our board of directors due to personal reasons.

On May 24, 2004, we issued to each of Frances Blanco and Duncan Huyler stock options to purchase 100,000 shares of our common stock, of which 50,000 options vested on the grant date, and the remaining 50,000 options are subject to vesting over a two year period. The options are exercisable for ten years at
$1.06 per share.

On June 21, 2004, Duncan Yates exercised 5,000 stock options at $1.25 per share, and sold 5,000 shares of common stock in the open market at $1.70 per share.

On June 30, 2004, we sold 1,000,000 shares of common stock to GFX Investments,
LLC, an entity controlled by Richard L. Scott, for $1.25 million. In conjunction with the investment, we agreed to appoint a nominee of GFX Investments, Alan
Bazaar, Vice President and Portfolio Manager for Richard L. Scott Investments,
LLC, to our board of directors, and we granted Mr. Scott 10,000 stock options, exercisable at $1.69 per share for five years in connection with Board of
Directors services. At various times between March 17, 2004 and May 21, 2004,
Mr. Scott, through entities controlled by him, purchased an aggregate of 823,750 shares in the open market, at prices of $1.07 to $1.36 per share, for an aggregate purchase price of $982,513. On June 3, 2004, the Frances Annette Scott
Revocable Trust, of which Mr. Scott's spouse is the trustee, purchased 6,000 shares in the open market for $6,735.

                                STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth, as of July 28, 2004, the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, except that the security ownership of management is provided in a separate table. This information was determined in accordance with Rule 13(d)-3 under the Securities
Exchange Act of 1934, and is based upon the information provided by the persons listed below. As of July 28, 2004, we had 9,932,210 shares of common stock issued and outstanding.

All persons named in the table have the sole voting and dispositive power with respect to common stock beneficially owned. Beneficial ownership of shares of common stock that are acquirable within 60 days upon the exercise or conversion of stock options and warrants are listed separately. For each person named in the table, the calculation of percent of class gives effect to those acquirable shares.

------------------------  -------------------    -----------------   --------
                                                 Additional Shares
Name and Address          Amount and Nature      Acquirable Within   Percent
of Beneficial Owner       of Beneficial Owner    60 days             of Class
------------------------  -------------------    -----------------   --------

Berthel SBIC, LLC (a)               1,112,797          353,000          14.3%
100 Second Street SE,
Cedar Rapids, Iowa 52407

Richard L. Scott (b)                1,829,750           10,000          18.5%
100 First Stamford Place
Stamford, Ct. 06902
------------------------  -------------------    -----------------   --------

(a)      The beneficial owners of Berthel SBIC are: Thomas J. Berthel, Chief
         Executive Officer and Chairman; Ronald O. Brendengen, Chief Financial
         Officer and Chief Operation Officer; Henry Royer, President; Leslie D.
         Smith, Secretary; and Julie K. Driscoll, Assistant Secretary.
(b)      Holds the securities through different entities, including GFX
         Investments, LLC, for which he is the beneficial owner. Includes 6,000 shares purchased by the Frances Annette Scott Revocable Trust, of which his spouse is the trustee.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth, as of July 28, 2004, the shares of our common stock beneficially owned by each of our officers and directors, and by all of our officers and directors as a group. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below. As of July 28, 2004, we had 9,932,210 shares of common stock issued and outstanding.

All persons named in the table have the sole voting and dispositive power with respect to common stock beneficially owned. Beneficial ownership of shares of common stock that are acquirable within 60 days upon the exercise or conversion of stock options and warrants are listed separately. For each person named in the table, the calculation of percent of class gives effect to those acquirable shares.

The address of each of the persons named in the table is c/o Media Sciences
International, Inc., 40 Boroline Road, Allendale, New Jersey 07401, unless otherwise indicated.

----------------------------------------  -------------------    -----------------   --------
                                                                 Additional Shares
Name and Address                          Amount and Nature      Acquirable Within   Percent
of Beneficial Owner                       of Beneficial Owner    60 days             of Class
----------------------------------------  -------------------    -----------------   --------
Michael W. Levin (a)                                1,518,450         375,000           18.4%
Frances Blanco                                         40,775         132,741 (b)        1.7%
Duncan Huyler                                          40,775         134,265 (b)        1.7%
Duncan Yates                                           20,300         145,430            1.6%
Denise Hawkins                                            500          10,002 (c)        0.1%
Paul Baker                                             67,500         100,500 (d)        1.7%
Edwin Ruzinsky                                         20,000          40,000            0.6%
Donald Gunn                                            25,000          75,001            1.0%
Henry Royer (e)                                     1,112,797         353,000           14.3%
   c/o Berthel SBIC
   100 Second Street SE
   Cedar Rapids, Iowa 52407
Alan L. Bazaar (f)                                          0               0              0%
   c/o Richard L. Scott Investments, LLC
   100 First Stamford Place
   Stamford, Ct. 06902
----------------------------------------  -------------------    -----------------   --------
All present officers and directors
as a group (10 persons)                             2,846,097       1,365,939           37.3%
----------------------------------------  -------------------    -----------------   --------

(a)  Includes 120,000 shares owned by his minor children. Does not include stock options, scheduled to vest ratably over the period July 1, 2004 through
     June 30, 2005, exercisable into 125,000 shares.
(b)  Includes 50,000 stock options, scheduled to vest ratably from May 24, 2004 through May 24, 2007. The underlying 50,000 shares are included as shares for resale pursuant to this prospectus.
(c)  Includes 3,334 shares acquirable upon vesting of stock options scheduled to vest on July 15, 2004.
(d)  Includes beneficial ownership of warrants held by spouse to purchase 12,500 shares of common stock, expiring on June 12, 2007.
(e)  Henry Royer's reported beneficial ownership refers to the beneficial ownership of Berthel SBIC.
(f)  Alan Bazaar disclaims beneficial ownership of shares beneficially owned by
     Richard L. Scott or entities affiliated with Richard L. Scott, for which
     Mr. Scott is the beneficial owner.

CHANGES IN CONTROL

We do not have any arrangements that may result in a change in control.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                           Number of securities to  Weighted average
                           be issued upon exercise  exercise price of     Number of securities
                           of outstanding options,  outstanding options,  remaining available
Plan category              warrants and rights      warrants and rights   for future issuance
-------------------------  -----------------------  -------------------   --------------------

Equity compensation plans        1,092,156                 $1.01               132,844
approved by
securities holders

Equity compensation plans        2,544,002                 $3.26                     0
not approved by
security holders

Total                            3,636,158                 $2.58               132,844
-------------------------  -----------------------  -------------------   --------------------

PLANS IN THE SHAREHOLDER APPROVED CATEGORY

Under our incentive stock option plan for employees, directors and consultants, which was adopted by our Board of Directors and approved by our shareholders on
August 10, 1998, we reserved 500,000 shares of our common stock for issuance pursuant to exercises of incentive stock options. An incentive stock option entitles the holder to purchase a share of our common stock at a purchase price equal to the fair market value of the common stock on the day of grant. As of
June 30, 2004, we have outstanding incentive stock options to purchase 367,156 shares of common stock, exercisable, subject to vesting, for five or ten years from the date of grant, at prices of $0.43 to $4.00 per share.

On April 7, 2003, we issued to each of Duncan Huyler, Frances Blanco, Duncan
Yates, Donald Gunn and Randy Hooker, stock options to purchase 25,000 shares of common stock. The stock options vest on April 6, 2004 and are exercisable until
April 5, 2008 at $0.50 per share.

In June 2003, we issued to Michael Levin stock options to purchase up to 500,000 shares of common stock, exercisable at $1.00 per share and expiring in June
2008. Options to purchase 250,000 shares vested immediately and options to purchase an additional 250,000 shares vest ratably over the period July 1, 2003 through June 30, 2005.

PLANS NOT IN THE SHAREHOLDER APPROVED CATEGORY

On December 13, 1999, we issued to each of Donald Gunn and another employee, stock options which were reissued on December 14, 2001, to purchase 50,001 shares of our common stock, subject to vesting over a three year period, exercisable for five years at $1.27 per share. As of June 30, 2003, all 100,002 options are exercisable.

From October 1999 to March 10, 2000, we conducted a private placement of 550,000 units of our securities and raised gross proceeds of approximately $5,500,000.
Each unit consisted of one share of convertible preferred stock and a warrant, exercisable for five years at $4.50 per share, to purchase two shares of common stock. In connection with the private placement, we issued to the investors and consultants, including the placement agent and members of the selling group, an aggregate of 550,000 shares of preferred stock and 1,956,500 warrants, exercisable for five years, to purchase shares of common stock, as follows:
15,000 shares at $3.00 per share; 40,000 shares at $3.75 per share; 15,000 shares at $4.00 per share; 550,000 shares at $3.75 per share; 236,500 shares at
$1.65 per share; and 1,100,000 shares at $4.50 per share.

Pursuant to an oral employment agreement effective as of July 2000, and as amended September 7, 2000, we issued to Duncan Yates stock options, which were reissued on May 6, 2001, to purchase up to 100,000 shares of common stock, of which stock options to acquire 50,000 shares vested immediately and stock options to acquire an additional 50,000 shares are subject to vesting upon us attaining certain specified corporate milestones, exercisable for five years at
$1.25 per share. As of June 30, 2003, all 100,000 options are exercisable. In
June 2004, Mr. Yates exercised options to purchase 5,000 shares at $1.25 per share and sold these shares into the open market at $1.70 per share.

On May 31, 2001, we issued warrants to purchase up to 200,000 shares of our common stock exercisable for five years at $1.00 per share in consideration for consulting services. In July 2004, three warrant holders exercised their warrants to purchase 25,000 shares each at $1.00 per share.

On June 14, 2002, in connection with the issuance of short-term promissory notes, we issued warrants to purchase up to 87,500 shares of our common stock exercisable for five years at $1.00 per share.

On May 24, 2004, we issued to two of our management level employees, Frances
Blanco and Duncan Huyler, options to purchase 100,000 shares of our common stock, of which 50,000 options vested on the grant date, and the remaining
50,000 options are subject to vesting over a three year period. The options are exercisable for ten years at $1.06 per share.

                              SELLING STOCKHOLDERS

This prospectus relates to the resale of 1,450,000 shares of common stock by four stockholders. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any of the shares.

The following table provides information regarding the beneficial ownership of our common stock by the selling stockholders as of July 28, 2004. For purposes of the table, 10,132,210 shares are assumed to be outstanding after the offering.

--------------------------------------------------------------------------------------------------------
                                                                                  Number of     Percent
                                               Number of Shares    Number of      Shares Owned  Owned
                                               Owned Prior         Shares Being   After this    After
Name of Selling Stockholder                    to this Offer       Offered        Offering      Offering
---------------------------                    ----------------    ------------   ------------  --------
GFX Investments, LLC (1)                              1,839,750       1,000,000        839,750      8.3%
Charles C. Bearoff and Charles F. Bearoff (2)           350,000         250,000        100,000      0.9%
Frances Blanco (3)                                      173,516         100,000         73,516      0.7%
Duncan Huyler (3)                                       175,040         100,000         75,040      0.7%

TOTAL                                                 2,538,306       1,450,000      1,088,306     10.7%
--------------------------------------------------------------------------------------------------------

(1)  The beneficial owner is Richard L. Scott. Mr. Scott owns or controls entities, including GFX Investments, LLC, which collectively owns 1,839,750 shares of common stock, including 10,000 shares underlying director compensation stock options and 6,000 shares owned by the Frances Annette
     Scott Revocable Trust, of which Mr. Scott's spouse is the trustee.
(2)  Includes bene ficial ownership of 100,000 shares underlying unexercised common stock purchase warrants.
(3)  Number of shares owned prior to offering includes shares underlying unexercised stock options.

GFX Investments, LLC, an entity controlled by Richard L. Scott, purchased
1,000,000 shares of common stock from us for $1.25 million on June 30, 2004. In accordance with the terms of a related registration rights agreement with GFX
Investments, LLC, we agreed to indemnify GFX Investments, LLC against certain liabilities under the Securities Act or contribute to payments which GFX
Investments, LLC may be required to make in that respect. In conjunction with the investment, we agreed to appoint a nominee of GFX Investments, Alan Bazaar,
Vice President and Portfolio Manager for Richard L. Scott Investments, to our
board of directors. Prior to June 30, 2004, we had no material relationship with
GFX Investments, LLC, or its affiliates.

Charles C. Bearoff and Charles F. Bearoff are former holders of 50,000 preferred shares who did not timely accept our preferred stock offer of conversion which concluded on December 31, 2003 and whose preferred shares were automatically converted into 250,000 shares of common stock pursuant to the terms of the preferred stock designation. Subsequent to December 31, 2003, we permitted them to receive an additional 250,000 unregistered shares of common stock in consideration of return of dividend payments and other consideration, such that we and the former preferred shareholders are in similar positions as if the former preferred shareholders had timely accepted the offer of conversion on
December 31, 2003.

Each of Frances Blanco and Duncan Huyler are officers of our company. On May 24,
2004, we issued to each of Blanco and Huyler options to purchase 100,000 shares of our common stock, of which 50,000 options vested on the grant date, and the remaining 50,000 options are subject to vesting over a three year period. The options are exercisable for ten years at $1.06 per share.

                              PLAN OF DISTRIBUTION

The shares of common stock may be offered from time to time by the selling stockholders or their donees, pledgees, transferees or other successors in interest for resale by this prospectus in one or more transactions at fixed prices, at market prices at the same time of sale, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may offer their shares of common stock in one or more of the following transactions:

o    on the American Stock Exchange, any other exchange upon which our shares may trade in the future, or in the over-the-counter market;
o    to purchasers directly;
o    in ordinary brokerage transactions in which the broker solicits purchasers;
o    through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
o    block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction;
o    in connection with short sales; or
o    in any combination of one or more of these methods.

Selling stockholders may sell their shares of common stock:

o    at market prices prevailing at the time of sale;
o    at prices related to such prevailing market prices;
o    at negotiated prices; o at fixed prices; or
o    at a combination of such prices.

We will pay for substantially all of the expenses incident to the offer and sale of the shares of common stock offered by the selling stockholders using this prospectus. The selling stockholders will pay applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts.

To comply with the securities laws of certain states, the shares of common stock offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The offering of the shares of common stock pursuant to this prospectus will terminate on the earlier of the time when the shares of common stock:

o    have been sold by the selling stockholders pursuant to this prospectus;
o    the time when all of the shares of common stock are eligible to be sold pursuant to Rule 144(k) under the Securities Act; or
o    this prospectus is no longer effective.

                          DESCRIPTION OF OUR SECURITIES

GENERAL

Our authorized capital consists of 20,000,000 shares of common stock, par value
$.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

As of July 28, 2004, we had 9,932,210 shares of common stock issued and outstanding.

As of July 28, 2004, we had no shares of preferred stock issued and outstanding.

COMMON STOCK

The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors can elect all of the directors, and in such an event, the holders of the remaining shares will be unable to elect any of our directors. Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of our preferred stock. Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to the stockholders will be distributed equally among the holders of the shares, subject to the rights of the holders of our preferred stock.

PREFERRED STOCK

Our Certificate of Incorporation allows our Board of Directors to issue shares of preferred stock in one or more series. The Board can fix for each series, voting powers, designations, preferences and relative, participating, or other special rights to the extent permissible under the Delaware General Corporation
Law.

The Board designated 1,000,000 shares as series A preferred stock. The Board, without a vote of the series A preferred stock holders, can increase the number of authorized series A preferred stock above the number of shares of series A preferred stock actually outstanding at any time. The preferred stock does not carry voting rights.

On August 6, 2003, we filed a certificate of amendment to our preferred stock certificate of designation which provides that no payments of dividends or deferred dividends shall be made if the company is in default of its senior lending agreement with a financial institution or if such payment causes an event of default under the senior lending agreement.

In December 2003, we filed a certificate of amendment to our preferred share certificate of designation which provides for automatic conversion of preferred shares into common shares if less than a majority of the originally issued preferred shares becomes outstanding.

In December 2003, we had 547,500 shares of series A preferred stock issued and outstanding. The series A preferred stock was convertible into shares of common stock at the rate of one preferred share into five shares of common stock in accordance with the terms of the designation of the series A preferred stock.

On December 31, 2003, we concluded an exchange offer that provided our preferred stockholders an opportunity to exchange each outstanding preferred share for 10 shares of our common stock. Preferred shareholders who accepted the offer waived their rights to unpaid dividends and interest on their preferred stock. As a consequence of matters related to the exchange offer and the automatic conversion under the certificate of designation of the series A preferred stock, we issued an aggregate of 5,275,000 shares to former preferred shareholders.

DIVIDEND POLICY

We have never declared any cash dividends on our common stock. Future cash dividends on the common stock, if any, will be at the discretion of our Board of
Directors and will depend on our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the Board of Directors may consider important.

Prior to January 1, 2004, we had shares of series A preferred stock issued and outstanding. Our series A preferred stock carried a fixed dividend at an annual rate of 11.5%. Dividends were to be paid each quarter in arrears. The first dividend payment occurred on January 1, 2000.

Unless and until we have fully paid all dividends on the outstanding shares of series A preferred stock, we agreed not to declare or pay cash dividends, or distribute or set aside assets, for any of our other securities. Further, the certificate of designation for the series A preferred stock provided that we may not pay dividends if payment of dividends would violate certain financial criteria of our senior lending agreement with a financial institution.

Our senior lending agreement with a financial institution restricts the payment of dividends if certain financial conditions are not met. Under the senior lending agreement, we are required to maintain a certain level of tangible capital funds. Tangible capital funds is defined as the sum of stockholders'
equity, PLUS subordinated debt, plus dividends payable, MINUS intangibles and loans to stockholders, employees, other related parties. The lender sets the level of tangible capital funds that we are required to maintain. For June 30,
2004, September 30, 2004, December 31, 2004, and March 31, 2005, the minimum levels were set at $500,000, $600,000, $700,00 and $800,000. Additionally, under the senior lending agreement, we are required to maintain a debt service coverage ratio of not less than 1.2 to 1 for the quarter ending September 30,
2004 and of not less than 1.35 to 1 for the quarters ending thereafter. The ratio is determined on a quarterly basis, considering net income PLUS interest expense, tax expense, depreciation and amortization expense, LESS, the sum of dividends actually paid, unfunded capital expenditures and taxes actually paid,
DIVIDED BY the sum of the current portion of long term debt actually paid, any unscheduled debt payments, and interest expense actually paid.

We do not pay, but accrue, dividends if payment would violate the terms of the senior lending agreement. As of June 30, 2004, we are not in default of the financial restrictions of the senior lending agreement that prohibits the payment of dividends. As of June 30, 2003, and as of September 30, 2003, payment of all accrued but unpaid dividends would have violated the tangible capital funds level and the debt service coverage ratio that we are required to maintain under the senior lending agreement. We qualified to recommence the payment of dividends on or about January 1, 2004.

In connection with our fiscal years ended June 30, 2002 and June 30, 2003 and through the quarter ended March 30, 2004, we paid or accrued dividends as follows:

o    in the year ended June 30, 2002, we accrued $577,476 of stock dividends and paid dividends totalling $52,039 through issuance of 53,558 shares of common stock valued at $0.95 to $1.10 per share, and as of June 30, 2002, we had $113,849 in dividends accrued and unpaid;
o    in the year ended June 30, 2003, we accrued $586,059 of stock dividends and paid dividends totalling $43,556 through issuance of 45,847 shares of common stock valued at $0.95 per share, and as of June 30, 2003, we had
     $699,919 in dividends accrued and unpaid;
o    in the three months ended September 30, 2003, we accrued $157,406 in dividends; and, as of September 30, 2003, an aggregate of $857,325 in dividends remained accrued and unpaid;
o    in 2004, we paid an aggregate of $66,125 in accrued dividends.

As of June 30, 2004, we do not have any unpaid or accrued dividends on our preferred stock or other securities.

PROVISIONS REGARDING CHANGE OF CONTROL

Our certificate of incorporation and by-laws do not contain any provisions that are designed to delay, defer or prevent a change in control of the company.

Our Board of Directors is not presently aware of any takeover attempts of our company and is not aware of any agreements that exist in the event of a change of control. The Board is Directors does not have any current plans to propose any changes to the charter documents or corporate structure that would have an anti-takeover purpose or effect.

DELAWARE LAW

We are subject to Section 203 of the Delaware General Corporation Law. This
statute generally prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

o        prior to the date at which the person became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder;
o        the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the person becomes an interested stockholder; or
o        the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of stockholders and not by written consent held on or subsequent to the date such person became an interested stockholder.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Section 203 defines a business combination to include mergers, consolidations, stock sales, asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust
Company, New York, New York.

MARKET INFORMATION

Our common stock is listed on the American Stock Exchange under the symbol
"GFX".

The following table sets forth for the periods indicated, the high and low closing sale prices for a share of our common stock, during the relevant periods, as reported by the American Stock Exchange.

Fiscal Year           Quarter Ended                  High              Low
-----------           ------------------             -----             -----

2003                  September 30, 2002             $1.00             $0.60
                      December 31, 2002              $0.85             $0.50
                      March 31, 2003                 $0.63             $0.47
                      June 30, 2003                  $0.60             $0.40
2004                  September 30, 2003             $1.59             $0.60
                      December 31, 2003              $1.34             $1.04
                      March 31, 2004                 $1.20             $0.85
                      June 30, 2004                  $1.85             $1.10
-----------           ------------------             -----             -----

HOLDERS

The approximate number of holders of record of our common stock as of June 30,
2004 was 404. As of that date, there were approximately 633 beneficial stockholders, including stockholders holding common stock under nominee security position listings.

                                  LEGAL MATTERS

Our counsel, Law Offices of Dan Brecher, New York, New York, is giving us an opinion on the validity of the shares offered by this prospectus. Dan Brecher, the sole principal of the law firm, through his individual retirement accounts and retirement plan, owns 97,491 shares of common stock of Media Sciences
International, and warrants to purchase 20,000 shares of common stock, exercisable at $4.50 per share until October 1, 2004.

                                     EXPERTS

Our financial statements for the years ended June 30, 2003 and 2002, included in this prospectus have been audited by Wiss & Company, LLP, independent auditors, as stated in their reports appearing in this prospectus, and are included in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

We will indemnify our directors, officers, and controlling persons against liability under the Securities Act to the extent permitted by the General
Corporation Law of Delaware. We will indemnify them against all expenses and liabilities that is reasonably incurred in connection with this prospectus to the extent allowed under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by any of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by such directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 under the
Securities Act filed by us with the Securities and Exchange Commission. This prospectus omits certain information set forth in the registration statement and the exhibits filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with it.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any document we file with the SEC at the SEC's Public
Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the
Commission at 1-800-SEC-0330. Our filings are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

FINANCIAL STATEMENTS (UNAUDITED) - MARCH 31, 2004

Condensed Consolidated Balance Sheets
  as of March 31, 2004 (Unaudited) and June 30, 2003                         F-1
Condensed Consolidated Statements of Operations
  for the Three and Nine Months Ended March 31, 2004 and 2003 (Unaudited)    F-2
Condensed Consolidated Statement of Changes in Shareholders' Equity
  for the Nine Months Ended March 31, 2004 (Unaudited)                       F-3
Condensed Consolidated Statements of Cash Flows
  for the Nine Months Ended March 31, 2004 and 2003 (Unaudited)              F-4
Notes to Condensed Consolidated Financial Statements (Unaudited)             F-5

FINANCIAL REPORT - JUNE 30, 2003

Independent Auditors' Report                                                F2-1
Consolidated Balance Sheets                                                 F2-2
Consolidated Statements of Operations                                       F2-3
Consolidated Statements of Changes in Shareholders' Equity                  F2-4
Consolidated Statements of Cash Flows                                       F2-5
Notes to Consolidated Financial Statements                                  F2-7

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 March 31,        June 30,
                                                                   2004             2003
                                ASSETS                          (Unaudited)
                                ------                          ------------    ------------

CURRENT ASSETS :
    Cash                                                        $    112,053    $     66,467
    Accounts receivable, less allowance for
        doubtful accounts of $35,000                               2,262,353       1,841,060
    Inventories                                                    1,786,677       1,089,809
    Deferred income taxes                                            583,728       1,000,000
    Prepaid expenses and other current assets                        265,200         173,050
                                                                ------------    ------------
        Total Current Assets                                       5,010,011       4,170,386
                                                                ------------    ------------

PROPERTY AND EQUIPMENT, NET                                          940,472       1,362,734
                                                                ------------    ------------

OTHER ASSETS:
    Goodwill and other intangible assets, net                      4,470,827       4,478,190
    Deferred income taxes                                               --            47,315
    Other assets                                                      51,449          58,102
                                                                ------------    ------------
                                                                   4,522,276       4,583,607
                                                                ------------    ------------

TOTAL ASSETS                                                    $ 10,472,759    $ 10,116,727
                                                                ============    ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   ------------------------------------

CURRENT LIABILITIES:
    Bank line of credit                                         $  2,247,606    $  1,779,862
    Short-term debt and current maturities of long-term debt          46,215         405,256
    Accounts payable                                               1,977,660       1,340,257
    Accrued expenses and other current liabilities                    95,951         258,512
    Income taxes payable                                              95,309         131,425
    Accrued product warranty                                         250,000         250,000
    Accrued expense - supplier                                        90,344         448,952
    Dividends payable                                                   --           699,919
    Loan from investors                                                 --           200,000
    Loan from officer                                                255,000         280,000
    Deferred revenue                                                 165,401         196,234
                                                                ------------    ------------
        Total Current Liabilities                                  5,223,486       5,990,417
                                                                ------------    ------------

OTHER LIABILITIES :
    Long-term debt, less current maturities                            7,332          39,081
    Loan from investors                                              400,000         400,000
    Loan from officer                                                195,000         195,000
                                                                ------------    ------------
        Total Other Liabilities                                      602,332         634,081
                                                                ------------    ------------

TOTAL LIABILITIES                                                  5,825,818       6,624,498
                                                                ------------    ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY :
    Series A Convertible Preferred stock, $.001 par value,
       Authorized 1,000,000 shares; issued none in March,
       547,500 in June                                                  --               547
    Common Stock, $.001 par value,
       Authorized 20,000,000 shares; issued  8,602,210 shares
       in March, 3,577,210 shares in June                              8,603           3,578
    Additional paid-in capital                                     6,131,526       5,109,343
    Cost of 10,564 shares of common stock in treasury                (20,832)        (20,832)
    Accumulated deficit                                           (1,472,356)     (1,600,407)
                                                                ------------    ------------
        Total Shareholders' Equity                                 4,646,941       3,492,229
                                                                ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $ 10,472,759    $ 10,116,727
                                                                ============    ============

See accompanying notes to condensed consolidated financial statements.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         Three Months Ended            Nine Months Ended
                                                             March 31                       March 31
                                                        2004           2003           2004            2003
                                                    ------------   ------------   ------------    ------------

NET SALES                                           $  4,874,606   $  3,665,763   $ 12,907,606    $ 11,178,469
                                                    ------------   ------------   ------------    ------------

COST OF GOODS:
    Cost of sales, excluding depreciation              2,567,609      1,681,447      6,315,116       5,208,097
    Depreciation                                         118,754        135,750        403,571         391,944
                                                    ------------   ------------   ------------    ------------
        Total cost of goods                            2,686,363      1,817,197      6,718,687       5,600,041
                                                    ------------   ------------   ------------    ------------

GROSS PROFIT                                           2,188,243      1,848,566      6,188,919       5,578,428
                                                    ------------   ------------   ------------    ------------

OTHER COSTS AND EXPENSES:
    Selling, general and administrative                1,817,619      1,356,297      4,606,442       3,890,148
    Depreciation and amortization                         61,909         65,886        191,495         203,212
                                                    ------------   ------------   ------------    ------------
        Total other costs and expenses                 1,879,528      1,422,183      4,797,937       4,093,360
                                                    ------------   ------------   ------------    ------------

INCOME FROM OPERATIONS                                   308,715        426,383      1,390,982       1,485,068

INTEREST EXPENSE, NET                                     95,298        101,043        296,506         341,736
                                                    ------------   ------------   ------------    ------------

INCOME BEFORE INCOME TAXES                               213,417        325,340      1,094,476       1,143,332
                                                    ------------   ------------   ------------    ------------

INCOME TAXES (CREDITS) :
    Current                                               19,214         30,781        (25,797)        104,648
    Deferred                                              66,152        100,855        463,587         354,433
                                                    ------------   ------------   ------------    ------------
        Total income taxes                                85,366        131,636        437,790         459,081
                                                    ------------   ------------   ------------    ------------

NET INCOME
                                                         128,051        193,704        656,686         684,251

PREFERRED STOCK DIVIDENDS AND CHARGE FOR INDUCED
CONVERSION                                                  --          157,406      2,071,230         472,219
                                                    ------------   ------------   ------------    ------------

NET INCOME (LOSS) APPLICABLE TO COMMON
SHAREHOLDERS                                        $    128,051   $     36,298   $ (1,414,544)   $    212,032
                                                    ============   ============   ============    ============

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       8,602,210      3,577,210      5,252,210       3,561,928
                                                    ============   ============   ============    ============
DILUTED WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                                            8,691,117      3,577,210      5,252,210       3,562,672
                                                    ============   ============   ============    ============

BASIC AND DILUTED NET INCOME (LOSS) APPLICABLE TO
COMMON SHAREHOLDERS                                 $       0.01   $       0.01   $      (0.27)   $       0.06
                                                    ============   ============   ============    ============

See accompanying notes to condensed consolidated financial statements.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        NINE MONTHS ENDED MARCH 31, 2004
                                   (UNAUDITED)

                                                                              Additional                                 Total
                                      Preferred Stock       Common Stock       Paid-in      Treasury    Accumulated   Shareholders'
                                     -----------------   ------------------
                                      Shares    Amount    Shares     Amount     Capital       Stock     Deficit         Equity
                                     --------   ------   ---------   ------   -----------   --------   -----------    -----------
BALANCES, JUNE 30, 2003               547,500   $  547   3,577,210   $3,578   $ 5,109,343   $(20,832)  $(1,600,407)   $ 3,492,229

    Issuance of common stock
        for preferred conversion     (547,500)    (547)  5,025,000    5,025     2,564,778        --           --        2,569,256
    Preferred stock Dividend, 11.5%      --       --          --       --      (1,542,595)       --       (528,635)    (2,071,230)
    Net income                           --       --          --       --            --          --        656,686        656,686
                                     --------   ------   ---------   ------   -----------   --------   -----------    -----------
BALANCES, MARCH 31, 2004                 --     $ --     8,602,210   $8,603   $ 6,131,526   $(20,832)  $(1,472,356)   $ 4,646,941
                                     ========   ======   =========   ======   ===========   ========   ===========    ===========

See accompanying notes to condensed consolidated financial statements.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 Nine Months Ended
                                                                                      March 31,
                                                                                 2004         2003
                                                                               ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES :
    Net income                                                                 $ 656,686    $ 684,251
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities :
         Depreciation and amortization                                           595,066      595,156
         Deferred income taxes                                                   463,587      354,433
         Provision for bad debts                                                  37,527         --
         Changes in operating assets and liabilities :
             Accounts receivable                                                (458,820)    (851,574)
             Inventories                                                        (696,868)     131,470
             Prepaid expenses and other current assets                           (92,150)     (21,870)
             Other assets                                                          6,653       (2,369)
             Accounts payable                                                    637,403     (631,827)
             Income taxes payable                                               (124,299)     102,900
             Accrued expenses and other current liabilities                      (86,411)      60,856
             Accrued product warranty                                               --       (250,000)
             Accrued expense - supplier                                         (358,608)    (197,980)
             Deferred revenue                                                    (30,833)     (67,312)
                                                                               ---------    ---------
                 Net cash provided by (used in) operating activities             548,933      (93,866)
                                                                               ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES :
    Purchases of property and equipment                                         (165,441)    (201,321)
    Purchase of intangible assets                                                   --        (94,609)
                                                                               ---------    ---------
                 Net cash used in investing activities                          (165,441)    (295,930)
                                                                               ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES :
    Bank line of credit, net                                                     467,744       90,947
    Payments of debt                                                            (390,790)    (140,789)
    Debt proceeds                                                                   --        361,071
    Loan from officer                                                            (25,000)     120,000
    Payments on loans from investors                                            (200,000)        --
    Dividends paid                                                              (152,375)        --
    Costs of issuance of common stock                                            (37,485)        --
                                                                               ---------    ---------
                 Net cash provided by (used in) financing activities            (337,906)     431,229
                                                                               ---------    ---------

NET INCREASE IN CASH
                                                                                  45,586       41,433

CASH, BEGINNING OF PERIOD                                                         66,467       42,180
                                                                               ---------    ---------

CASH, END OF PERIOD                                                            $ 112,053    $  83,613
                                                                               =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION :
    Interest paid                                                              $ 319,683    $ 263,838
                                                                               =========    =========
    Income taxes paid                                                          $  10,431    $     998
                                                                               =========    =========
    Issuance of common stock as dividend payment                               $ 704,950    $  43,556
                                                                               =========    =========
    Issuance of common stock for accrued interest on dividends                 $  11,851    $    --
                                                                               =========    =========

See accompanying notes to condensed consolidated financial statements.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION :

          Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America. Except for the
          June 30, 2003 consolidated balance sheet, the consolidated financial statements presented herein are unaudited but reflect all adjustments which, in our opinion, are necessary for the fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods presented. All adjustments reflected in the interim consolidated financial statements are of a normal recurring nature. You should read these consolidated financial statements in conjunction with the consolidated financial statements and notes thereto and the report of independent accountants included elsewhere in this registration statement. The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the three and nine months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - NATURE OF BUSINESS :

          We are engaged in the business of manufacturing and distributing supplies for workgroup or business color printers. Our products include solid ink sticks, color toner cartridges and other consumable items. We distribute our products through an international network of dealers and distributors. We also sell directly to end-users through programs designed to foster our supplies business.

NOTE 3 - STOCK-BASED COMPENSATION PRO FORMA DISCLOSURE :

          The Company follows the intrinsic value method of Accounting
          Principles Board Opinion No. 25, "Accounting for Stock Issued to
          Employees" (APB 25) and related interpretations in accounting for its employee stock options. FAS 123 permits a company to elect to follow the intrinsic value method of APB 25 rather than the alternative fair value accounting provided under FAS 123, but requires pro forma net income (loss) and earnings (loss) per share disclosures as well as various other disclosures. The Company has adopted the disclosure provisions required under Financial Accounting Standards Board
          Statement No. 148, "Accounting for Stock-Based Compensation -
          Transition and Disclosure" (FAS 148). Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense was recognized under APB 25.

          Pro forma information regarding net income (loss) and earnings (loss)
          per share is required by FAS 123 and FAS 148 and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123.

          The fair value of options granted in fiscal 2004 and 2003 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions, respectively:
          risk-free interest rates of 3.83 to 6.0%, dividend yield of 0.0%, volatility of 74% in 2004 and 72% in 2003, and a weighted-average expected life of the options of five years.

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective input assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The
          Company's pro forma information follows:

                                                               Three Months Ended             Nine Months Ended
                                                                     March 31,                    March 31,
                                                               2004           2003           2004           2003
                                                            -----------    -----------    -----------    -----------
          Net income as reported                            $   128,051    $   193,704    $   656,686    $   684,251
             Less preferred stock dividends                        --          157,406      2,071,230        472,219
                                                            -----------    -----------    -----------    -----------
          Income (loss) applicable to common shareholders       128,051         36,298     (1,414,544)       212,032

          Stock-based employee compensation expense
              under fair value method, net of related
              tax effects                                       (13,204)        (7,201)       (30,387)       (15,313)
                                                            -----------    -----------    -----------    -----------
          Pro forma net income (loss)                       $   114,847    $    29,097    $(1,444,931)   $   196,719
                                                            ===========    ===========    ===========    ===========

          Income (loss) per share:
                  Basic and diluted, as reported            $      0.01    $      0.01    $     (0.27)   $      0.06
                                                            ===========    ===========    ===========    ===========
                  Basic and diluted, pro forma              $      0.01    $      0.01    $     (0.28)   $      0.06
                                                            ===========    ===========    ===========    ===========

NOTE 4 - BANK LINE OF CREDIT :

          We have an agreement with a lender under which we can borrow up to
          $3,000,000 under a revolving line of credit, subject to availability of collateral. Borrowings bear interest at 1.75% over the lender's base rate, are payable on demand and are collateralized by all of the assets of the Company. As of March 31, 2004, $2,247,606 was outstanding under this line and the interest rate was 5.75%. The line of credit expires on October 31, 2006.

NOTE 5 - PREFERRED STOCK CONVERSION :

          In November 2003, we initiated a voluntary Offer of Conversion, whereby preferred shareholders who accepted the offer waived their rights to unpaid dividends and interest on their preferred stock and they received ten shares of common stock for each preferred share tendered. 86% of the preferred shareholders tendered a total of
          457,500, or 84% of the outstanding, Series A preferred shares. The balance of the Series A preferred shares (90,000) were automatically converted to common stock at the rate of five shares of common stock for each preferred share, pursuant to the terms of the amended
          Certificate of Designation, which amendment was approved by a majority of the preferred shareholders. Those preferred shareholders whose preferred shares were converted at the rate of five to one were paid their accrued and unpaid dividends.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          The conversion of the preferred stock was accounted for according to
          EITF Topic No. D-42 as an Induced Conversion of Preferred Stock.
          Consequently the fair value of the securities (ten shares of common stock) issued over the fair value of the securities issuable pursuant to the original conversion terms (five shares of common stock) less the accrued dividends and interest given up by the shareholders was subtracted from net income to arrive at net loss applicable to common shareholders. The non-cash dividend included in the preferred stock dividends for the nine months ended March 31, 2004 was calculated as follows :

                  Fair value of securities issued (5,025,000 x $1.15)                    $ 5,778,750
                  Less :
                      Fair value of securities issuable pursuant to the original          (3,148,125)
                          conversion terms (547,500 x 5 x $1.15)
                      Value of accrued dividends waived                                     (704,950)
                      Value of accrued interest waived                                       (11,851)
                                                                                         -----------

                  Non-cash preferred stock dividend                                      $ 1,913,824
                                                                                         ===========

NOTE 6 - EARNINGS (LOSS) PER SHARE

          Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding adjusted for the incremental dilutive shares attributed to outstanding options and warrants to purchase common stock, and other potentially dilutive securities.

          The following table sets forth the computation of basic and diluted earnings (loss) per share :

                                                   Three Months Ended        Nine Months Ended
                                                        March 31,                March 31,
                                                    2004        2003         2004           2003
                                                 ----------   ---------   -----------    ----------

          Numerator :
              Income (loss) applicable to
                  common shareholders - basic
                  and diluted                    $  128,051   $  36,298   $(1,414,544)   $  212,032
                                                 ==========   =========   ===========    ==========
          Denominator :
              Denominator for basic earnings
                  per share :
                  Weighted average shares         8,602,210   3,577,210     5,252,210     3,561,928

              Effect of dilutive securities -
                  stock options and warrants         88,907        --            --             744
                                                 ----------   ---------   -----------    ----------

              Denominator for diluted earnings
                  per share                       8,691,117   3,577,210     5,252,210     3,562,672
                                                 ==========   =========   ===========    ==========

              Earnings (loss) per share :
                 Basic                           $     0.01   $    0.01   $     (0.27)   $     0.06
                                                 ==========   =========   ===========    ==========
                 Diluted                         $     0.01   $    0.01   $     (0.27)   $     0.06
                                                 ==========   =========   ===========    ==========

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          The following warrants and options to purchase common stock were excluded from the computation of diluted earnings (loss) per share for the three and nine months ended March 31, 2004 because they were anti-dilutive for those periods:

                                                  Three Months Ended       Nine Months Ended
                                                      March 31,                March 31,
                                                   2004        2003        2004        2003
                                                 ---------   ---------   ---------   ---------

            Anti-dilutive warrants and options   2,727,373   3,382,979   2,426,873   3,388,235
                                                 =========   =========   =========   =========

          The conversion of the Class A convertible preferred stock has been excluded from the computation of diluted earnings per share for the three and nine months ended March 31, 2004. Such conversion, when taking into account the additional income applicable to common shareholders generated by the elimination of the dividend, would be anti-dilutive.

NOTE 7 - RECALL AND WARRANTY EXPENSES:

          The Company provides a warranty for all of its consumable supply products. The Company's warranty stipulates that the Company will pay reasonable and customary charges for the repair of a printer needing service as a result of using the Company's products. The Company estimates the costs that may be incurred and records a liability in the amount of such costs at the time product revenue is recognized.
          Factors that may affect the warranty include the number of units shipped to customers, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary. These expenses are classified as selling, general and administrative costs.

          Changes in accrued product warranty for the three and nine months ended March 31, 2004 and 2003 are as follows:

                                                                    Three Months Ended             Nine Months Ended
                                                                          March 31,                    March 31,
                                                                    2004           2003           2004          2003
                                                                -----------    -----------    -----------    -----------

            Warranty reserve at the beginning of the period     $   250,000    $   250,000    $   250,000    $   500,000
                                                                -----------    -----------    -----------    -----------

                   Warranties accrued during the period             390,000        280,000        970,000      1,055,000
                   Warranties settled during the period            (390,000)      (280,000)      (970,000)    (1,305,000)
                                                                -----------    -----------    -----------    -----------
            Net change in warranty reserve                             --             --             --         (250,000)
                                                                -----------    -----------    -----------    -----------

            Warranty reserve at March 31                        $   250,000    $   250,000    $   250,000    $   250,000
                                                                ===========    ===========    ===========    ===========

          In January 2002, the Company recalled all solid ink products manufactured between May 2001 and January 2002. It was discovered that the use of the Company's solid ink sticks manufactured during that time period could cause printer reliability issues. Management believes that it has resolved the problem. In addition, two independent test laboratories have tested the reliability of the
          Company's solid ink and have found no reliability issues associated with the use of the Company's solid ink products.

               MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          The Company has filed a claim under its umbrella liability policy for the unreimbursed portion of the warranty expenses associated with the recall in January 2002. The insurance carrier has denied coverage under the policy, and filed suit for a declaratory judgement seeking to rescind the policy or in the alternative to have the court declare that the insurance company has no obligation to indemnify the Company for these claims. The Company has filed an answer and counterclaim in this matter.

          Even though management believes that the recall is complete, the
          Company will continue to receive warranty claims associated with the recalled ink and other warranty expenses for products sold and not under the recall. While the Company believes that the reserve should be adequate to resolve the remaining claims, it is possible that the warranty claims may exceed the accrual and, therefore, differences, if any, will be expensed in future periods.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Media Sciences International, Inc.

We have audited the accompanying consolidated balance sheets of Media Sciences International, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media Sciences International, Inc. and subsidiaries at June 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WISS & COMPANY, LLP WISS & COMPANY, LLP

Livingston, New Jersey
August 6, 2003

F2-1

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                              June 30,
                                                    ----------------------------
                                   ASSETS               2003            2002
                                   ------           ------------    ------------

CURRENT ASSETS:
  Cash and equivalents                              $     66,467    $     42,180
  Accounts receivable, less allowance for
    doubtful accounts of $35,000                       1,841,060       1,257,270
  Inventories                                          1,089,809       1,324,583
  Deferred income taxes                                1,000,000       1,000,000
  Prepaid expenses and other current assets              173,050          59,846
                                                    ------------    ------------
    Total Current Assets                               4,170,386       3,683,879
                                                    ------------    ------------

PROPERTY AND EQUIPMENT, NET                            1,362,734       1,778,497
                                                    ------------    ------------

OTHER ASSETS:
  Goodwill and other intangible assets, net            4,478,190       4,392,773
  Deferred income taxes                                   47,315         500,000
  Other assets                                            58,102          57,733
                                                    ------------    ------------
                                                       4,583,607       4,950,506
                                                    ------------    ------------

                                                    $ 10,116,727    $ 10,412,882
                                                    ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
  Short-term debt                                   $  2,185,118    $  2,113,794
  Accounts payable                                     1,340,257       2,311,790
   Accrued expenses and other current liabilities        258,512         129,495
  Income tax payable                                     131,425            --
   Accrued product warranty                              250,000         500,000
  Accrued expense - supplier                             448,952         395,153
  Dividends payable                                      699,919         113,849
  Loan from investors                                    200,000         535,242
  Loan from officer                                      280,000         355,000
    Deferred revenues                                    196,234         230,297
                                                    ------------    ------------
    Total Current Liabilities                          5,990,417       6,684,620
                                                    ------------    ------------

OTHER LIABILITIES:
  Long-term debt, less current maturities                 39,081         194,336
  Loan from investors                                    400,000            --
  Loan from officer                                      195,000            --
   Accrued expense - supplier                               --           330,644
                                                    ------------    ------------
                                                         634,081         524,980
                                                    ------------    ------------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Series A Convertible Preferred stock,
     $.001 par value,
     Authorized 1,000,000 shares;
     issued and outstanding 547,500 shares                   547             547
  Common stock, $.001 par value,
     Authorized 20,000,000 shares;
     issued and outstanding 3,577,210
     shares in 2003 and 3,531,363 in 2002                  3,578           3,532
  Additional paid-in capital                           5,109,343       5,065,833
  Cost of 10,564 shares of common stock in treasury      (20,832)        (20,832)
  Retained earnings (deficit)                         (1,600,407)     (1,845,798)
                                                    ------------    ------------
    Total Shareholders' Equity                         3,492,229       3,203,282
                                                    ------------    ------------

                                                    $ 10,116,727    $ 10,412,882
                                                    ============    ============

See accompanying notes to consolidated financial statements.

F2-2

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Year Ended June 30,
                                                     ---------------------------
                                                         2003           2002
                                                     ------------   ------------

NET SALES                                            $ 14,597,862   $ 13,844,318
                                                     ------------   ------------

COSTS OF GOODS :
  Cost of sales, excluding depreciation                 6,642,710      6,793,527
  Depreciation                                            532,403        447,313
                                                     ------------   ------------
       Total cost of goods                              7,175,113      7,240,840
                                                     ------------   ------------

GROSS PROFIT                                            7,422,749      6,603,478

OTHER COSTS AND EXPENSES :
        Selling, general and administrative             5,255,743      6,282,040
         Depreciation and amortization                    258,109        288,784
                                                     ------------   ------------
             Total other costs and expenses             5,513,852      6,570,824
                                                     ------------   ------------

INCOME FROM OPERATIONS                                  1,908,897         32,654

INTEREST EXPENSE, NET                                     448,623        409,857
                                                     ------------   ------------

INCOME (LOSS) BEFORE INCOME TAXES (CREDITS)             1,460,274       (377,203)

INCOME TAXES (CREDITS)                                    585,258       (147,670)
                                                     ------------   ------------

NET INCOME (LOSS)                                    $    875,016   $   (229,533)
                                                     ============   ============

PREFERRED STOCK DIVIDENDS                            $    629,625   $    629,515
                                                     ============   ============

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS      $    245,391   $   (859,048)
                                                     ============   ============

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        3,565,748      3,484,057
                                                     ============   ============
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      3,571,374           --
                                                     ============   ============

BASIC NET INCOME (LOSS) PER COMMON SHARE             $       0.07   $      (0.25)
                                                     ============   ============
DILUTED NET INCOME (LOSS) PER COMMON SHARE           $       0.07   $       --
                                                     ============   ============

See accompanying notes to consolidated financial statements.

F2-3

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

                                       Common Stock      Preferred Stock              Additional    Retained        Total
                                    ------------------   ---------------   Treasury    Paid-in      Earnings     Shareholders'
                                     Shares     Amount   Shares   Amount    Stock      Capital      (Deficit)       Equity
                                    ---------   ------   -------  ------   --------   ----------   -----------   -------------

BALANCES, JUNE 30, 2001             3,477,805   $3,478   547,500  $  547   $(20,832)  $5,599,991   $(1,616,265)  $   3,966,919

YEAR ENDED JUNE 30, 2002:
  Issuance of stock for
     dividend payment                  53,558       54        --      --         --       51,985            --          52,039
  Issuance of warrants for
     services                              --       --        --      --         --       43,372            --          43,372
 Preferred stock dividend, 11.5%           --       --        --      --         --     (629,515)           --        (629,515)
 Net loss                                  --       --        --      --         --           --      (229,533)       (229,533)
                                    ---------   ------   -------  ------   --------   ----------   -----------   -------------
BALANCES, JUNE 30, 2002             3,531,363    3,532   547,500     547   (20,832)    5,065,833    (1,845,798)      3,203,282

YEAR ENDED JUNE 30, 2003:
 Issuance of stock for
     dividend payment                  45,847       46        --      --         --       43,510           --           43,556
 Preferred stock dividend, 11.5%           --       --        --      --         --           --     (629,625)        (629,625)
 Net income                                --       --        --      --         --           --      875,016          875,016
                                    ---------   ------   -------  ------   --------   ----------   -----------   -------------
BALANCES, JUNE 30, 2003             3,577,210   $3,578   547,500  $  547   $(20,832)  $5,109,343   $(1,600,407)  $   3,492,229
                                    =========   ======   =======  ======   ========   ==========   ===========   =============

See accompanying notes to consolidated financial statements.

F2-4

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended June 30,
                                                      --------------------------
                                                         2003           2002
                                                      -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $   875,016    $  (229,533)
  Adjustments to reconcile net income (loss)
     to net cash flows from operating activities:
   Depreciation and amortization                          790,511        739,711
   Deferred income taxes                                  452,685       (152,000)
   Provision for bad debts                                118,220         77,896
   Changes in operating assets and liabilities:
    Accounts receivable                                  (702,010)       470,106
    Inventories                                           165,514       (230,152)
    Prepaid expenses and other current assets            (113,204)        23,740
    Other assets                                             (369)         7,525
    Dividends payable                                        --          (56,749)
    Accounts payable                                     (971,533)       921,825
    Accrued expenses and other current liabilites          10,442        (11,699)
    Accrued expense - supplier                           (276,844)      (158,203)
    Deferred revenues                                     (34,063)       (47,536)
                                                      -----------    -----------
      Net cash flows from operating activities            314,365      1,354,931
                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property and equipment                    (296,296)      (461,142)
  Purchase of intangible assets                           (94,608)          --
                                                      -----------    -----------
      Net cash flows from investing activities           (390,904)      (461,142)
                                                      -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Note payable to bank, net                                90,947        (14,825)
  Payments on short-term debt, net                        (19,623)      (360,242)
  Payments on long-term debt                             (155,256)      (196,452)
  Net advances from officer                               120,000         30,000
                                                           64,758        135,242
  Preferred stock dividends                                  --         (577,476)
                                                      -----------    -----------
      Net cash flows from financing activities            100,826       (983,753)
                                                      -----------    -----------

NET CHANGE IN CASH AND EQUIVALENTS                         24,287        (89,964)

CASH AND EQUIVALENTS, BEGINNING OF YEAR                    42,180        132,144

                                                      -----------    -----------
CASH AND EQUIVALENTS, END OF YEAR                     $    66,467    $    42,180
                                                      ===========    ===========

See accompanying notes to consolidated financial statements.

F2-5

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

                                                         Year Ended June 30,
                                                      --------------------------
                                                         2003           2002
                                                      -----------    -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                       $   401,982    $   413,825
                                                      ===========    ===========
  Income taxes paid                                   $     1,148    $    11,130
                                                      ===========    ===========
  Issuance of common stock as dividend payment        $   43,556     $    52,039
                                                      ===========    ===========
  Acquisition of equipment by capital leases          $      --      $    56,106
                                                      ===========    ===========

  Issuance of warrants in connection with proceeds
     received on short - term borrowings              $      --      $    43,372
                                                      ===========    ===========
  Transfer of inventory to property and equipment     $    69,260    $   119,927
                                                      ===========    ===========

See accompanying notes to consolidated financial statements.

F2-6

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    -   NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Nature of the Business – Media Sciences International, Inc. and subsidiaries, collectively referred to as the “Company”, manufacture and distribute supplies for workgroup color printers. The Company’s products include solid ink sticks and color toner cartridges. The Company distributes its products through an international network of dealers and distributors. The Company also sells directly to end users through programs designed to foster the supplies business. The Company has its corporate headquarters in New Jersey and has offices in Redmond, Washington.

         Name Change – On April 19, 2002, the Company’s shareholders approved an amendment to its Certificate of Incorporation, changing the corporate name from Cadapult Graphic Systems, Inc. to Media Sciences International, Inc.

        Change of Organizational Structure – On April 19, 2002, the Company’s shareholders voted to approve a structural change by agreement between Media Sciences International, Inc. and a newly formed, wholly owned New Jersey corporation named Cadapult Graphic Systems, Inc.

         As a result of the change in corporate structure, Media Sciences International, Inc. is now organized with two operating subsidiaries: Media Sciences, Inc. and Cadapult Graphic Systems, Inc. Media Sciences International, Inc., as a parent corporation, does not have a present intent to engage in substantive independent business operations. The Company intends to conduct substantially all of its operations through subsidiaries.

        Principles of Consolidation – The consolidated financial statements include the accounts of Media Sciences International, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        Estimates and Uncertainties – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

        Revenue Recognition – Revenue is recognized at the point of shipment for goods sold, and ratably through the duration of service contracts. Deferred revenue consists principally of billings on service contracts prior to rendering related services.

        Cash Equivalents – Cash equivalents include all highly liquid short-term investments purchased with original maturities of three months or less.

        Concentration of Credit Risk – The Company does not use any derivatives and its financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and unsecured trade receivables. The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000 each. At various times during the year, such balances may have exceeded the FDIC limit.

F2-7

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Concentrations of credit risk with respect to all trade receivables are considered to be limited due to the number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition and does not require collateral. Management feels that credit risk beyond the established allowance at June 30, 2003, is limited.

        Financial Instruments – Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and short-term and long-term debt. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values. The fair value estimates presented here in were based on market or other information available to management. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

        Vendor Concentrations – Purchases in 2003 from one vendor amounted to 11% of Cost of Goods Sold.

        Major Customers – Sales to one customer as a percentage of total sales amounted to 11% and 12% in 2003 and 2002, respectively.

        Inventories – Inventories are stated at the lower of cost or market, with costs being determined on a first-in, first-out method. Work-in-process and finished goods include material costs, labor costs and manufacturing overhead. The Company evaluates its inventories periodically to identify excess, slow-moving and obsolete inventories and assess reserve adequacy. At June 30, 2003 and 2002, no reserve was deemed necessary.

        Property and Equipment – Property and equipment are stated at cost. The Company provides for depreciation using straight-line and accelerated methods by charges to income at rates based upon the recovery periods of 3 to 7 years for furniture, equipment, automobiles, tooling and molds over the useful lives or the lease term, if shorter, for leasehold improvements.

         Goodwill and Other Intangible Assets – In July 2001, the Company elected early adoption of Statement of Financial Accounting Standards No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets” (“SFAS 141 and 142”). See “New Accounting Pronouncements” below.

        As of July 1, 2001, the Company identified those intangible assets that remain separable under the provisions of SFAS 141 and those that are to be included in goodwill. On the date of adoption and at least annually, SFAS 142 requires testing of goodwill for impairment. No indications of goodwill impairment were found during fiscal 2003.

        In addition, the Company assesses long-lived assets, including intangible assets, for impairment whenever events or circumstances indicate that the carrying value may not be fully recoverable by comparing the carrying value to future undiscounted cash flows. To the extent that there is impairment, analysis is performed based on several criteria, including, but not limited to, revenue trends, discounted operating cash flows and other operating factors to determine the impairment amount.

        Advertising Expense – The Company accounts for advertising costs in accordance with Statement of Position 93-7, “Reporting on Advertising Costs”. Advertising expenses are deferred until first use of the advertising. Deferred advertising costs at June 30, 2003 and 2002 totaled approximately $128,000 and $32,000, respectively. Advertising expenses for the years ended June 30, 2003 and 2002 totaled approximately $400,000 and $370,000, respectively.

F2-8

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Income Taxes – Deferred income taxes reflect the net tax effect of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.

        Employee Benefit Plan – The Company has a 401(k) savings/retirement plan for all of its eligible employees. The plan allows for employee contributions to be matched by the Company. Contributions made by the Company for the years ended June 30, 2003 and 2002 were $23,000 and $22,500, respectively.

        Earnings (Loss) Per Share – Basic earnings (loss) per share is based upon net income (loss) less preferred dividends divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of shares outstanding adjusted for the incremental shares attributable to outstanding options, dilutive securities, warrants and other potentially dilutive securities.

        Stock Options – The Company accounts for stock option grants using the intrinsic value based method prescribed by APB Opinion No. 25. Since the exercise price equaled or exceeded the estimated fair value of the underlying shares at the date of grant, no compensation expense was recognized in 2003 and 2002 for stock option grants. The Company provides additional proforma disclosure of the accounting impact as if it had adopted fair value treatment (see Note 7).

        Recent Accounting Pronouncements – In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity’s product warranty liabilities. The Company does not expect FIN 45 to have a material impact on its financial position, results of operations or cash flows.

         In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock- Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements are effective for our 2003 fiscal year. The interim disclosure requirements are now effective. The Company does not expect the adoption of SFAS No. 148 to have a material impact on its financial position, results of operations or cash flows.

         In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies to variable interest entities created after January 31, 2003, and is effective as of July 31, 2003 for variable interest entities created prior to February 1, 2003. The Company does not expect the adoption of FIN 46 to have a material effect on its financial position, results of operations or cash flows.

F2-9

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” for implementation issues related to the definition of a derivative and other FASB projects related to financial instruments. SFAS No. 149 requires that contracts with comparable characteristics be accounted for in a similar fashion. SFAS No. 149 applies prospectively to contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of SFAS No. 149 to have a material effect on its financial position, results of operations or cash flows.

         In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that financial instruments within the scope of SFAS No. 150 be classified as a liability or an asset. SFAS No. 150 is effective for all financial instruments entered into after May 31, 2003 and otherwise, the beginning of the first interim period after June 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial position, results of operations or cash flows.

NOTE 2  – INVENTORIES:

         Inventories are summarized as follows:

                                                                 June 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------

      Raw materials                                      $  124,429   $   85,058
      Finished goods                                        965,380    1,239,525
                                                         ----------   ----------

                                                         $1,089,809   $1,324,583
                                                         ==========   ==========

NOTE 3  – PROPERTY AND EQUIPMENT:

         Property and equipment are summarized as follows:

                                                                 June 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------

       Equipment                                         $1,361,238   $1,606,123
       Equipment at customer location                       951,109      774,102
       Furniture and fixtures                               329,510      472,819
       Automobiles                                           52,035       91,415
       Leasehold improvements                               223,664      242,289
       Tooling and molds                                    647,751      579,699
                                                         ----------   ----------
                                                          3,565,307    3,766,447
       Less: Accumulated depreciation and amortization    2,202,573    1,987,950
                                                         ----------   ----------

                                                         $1,362,734   $1,778,497
                                                         ==========   ==========
F2-10

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4  – GOODWILL AND OTHER INTANGIBLE ASSETS:

         Goodwill and other intangible assets are summarized as follows:

                                           Life                June 30,
                                                      --------------------------
                                          (Years)        2003            2002
                                          -------     ----------      ----------
         Goodwill                           --        $4,986,030      $4,891,421
         Other                              1-5           46,000          97,000
                                                      ----------      ----------
                                                       5,032,030       4,988,421
         Less: Accumulated amortization                  553,840         595,648
                                                      ----------      ----------

                                                      $4,478,190      $4,392,773
                                                      ==========      ==========

        Intangible asset amortization expense for the fiscal year 2003 was $9,192. The components of other intangible assets include a covenant not to compete associated with an acquisition and two acquired URLs. The value of our other intangible assets is $46,000 less accumulated amortization of $31,879 at June 30, 2003 and $97,000 less accumulated amortization of $55,793 at June 30, 2002.

        During the year ended June 30, 2003, $94,608 of goodwill related to the acquisition of substantially all of the assets of UltraHue, Inc. on December 31, 2001 was recorded, and no goodwill was impaired or written off. As of June 30, 2003, goodwill amounted to $4,986,030, less accumulated amortization of $521,962.

        Other intangible assets are subject to amortization. During the fiscal year 2003, the Company acquired no additional intangible assets.

NOTE 5  – DEBT:

         The Company’s borrowings consisted of the following:

                                                                June 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------
    Short-term debt:
      Revolving line-of-credit with bank                 $1,779,862   $1,688,915
      Note payable relating to acquisition of UltraHue      250,000      183,904
      Note payable to officer                               280,000      355,000
       Notes payable to investors                           200,000      535,242
      Current maturities of long-term debt                  155,256      240,975
                                                         ----------   ----------

                                                         $2,665,118   $3,004,036
                                                         ==========   ==========

    Long-term debt:
      Long-term debt, less current maturities            $  39,081    $  194,336
       Note payable to officer                             195,000          --
      Note payable to investors                            400,000          --
                                                         ----------   ----------

                                                         $ 634,081    $  194,336
                                                         ==========   ==========
F2-11

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company has an agreement with a bank under which it can borrow up to $3,000,000 under a revolving line-of-credit, subject to availability of collateral. Borrowings bear interest at 1.75% over the bank’s base rate, are payable on demand and are collateralized by all assets of the Company. The line-of-credit expires on October 31, 2006.

         The note payable relating to acquisition of UltraHue, Inc. bears interest at a rate of 13% per annum and is due on demand.

         Between August 2000 and September 2003, the Company borrowed an aggregate of $450,000 from its President. The funds were used for general corporate purposes. The debt is structured through two notes payable. One note in the amount of $255,000 bears an interest rate of 10% per annum and is payable in monthly installments of interest only through May 2004. The second note, in the amount of $195,000 bears an interest rate of 20% per annum and is payable in monthly installments of interest only through May 2005.

         Long-term debt consists of notes payable to various individuals in the aggregate of $400,000, bearing 20% interest rates, and payable in quarterly installments of interest only through June of 2005. In addition, long-term debt includes $195,000 payable to our President as described above, and various capital leases, totaling $186,470. The capital leases bear interest rates of between 10% and 14% per annum and mature through June 30, 2005 (Note 8).

         During November and December 2002, the Company borrowed an aggregate of $200,000 from several individuals. These notes are payable during December 2003 and bear interest at a rate of 20-23% per annum.

         Long-term debt at June 30, 2003 matures as follows:

                     Year Ending June 30,
                     --------------------

                               2004                                 155,235
                               2005                                 634,081
                                                                -----------

                                                                $   789,337
                                                                ===========

NOTE 6  – INCOME TAXES:

         The components of the income tax expense (credit) are summarized as follows:

                                                    Year Ended June 30,
                                                --------------------------
                                                    2003           2002
                                                -----------    -----------

          Current:
            Federal                             $      --      $      --
            State                                   132,573          4,330
                                                -----------    -----------
          Total Current                             132,573          4,330
                                                -----------    -----------

          Deferred:
            Federal                                 452,685       (122,000)
            State                                     --           (30,000)
                                                -----------    -----------
          Total Deferred                            452,685       (152,000)
                                                -----------    -----------

          Income Tax Expense (Credit)           $   585,258    $  (147,670)
                                                ===========    ===========
F2-12

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The Company recognizes deferred tax assets, net of applicable reserves, related to net operating loss carry forwards and certain temporary differences. The Company is required to recognize a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. At June 30, 2003, the Company believes that the “more likely than not” criteria have been met, and accordingly, the Company has recorded a deferred tax asset to recognize a future tax benefit.

        The Company has available federal net operating loss carry forwards of approximately $3,000,000, which expire through 2022.

        A reconciliation of income tax expense (benefit) provided at the federal statutory rate (34%) to income tax expense (benefit) is as follows:

                                                           Year Ended June 30,
                                                       --------------------------
                                                           2003           2002
                                                       -----------    -----------

          Income tax expense (benefit) computed
            at federal statutory rate                  $   496,493    $  (129,000)
          State income taxes (net of federal benefit)       87,617        (23,000)
          Other                                              1,148          4,330
                                                       -----------    -----------

                                                       $   585,258    $  (147,670)
                                                       ===========    ===========

         Significant components of the Company’s deferred tax assets are as follows:

                                                           Year Ended June 30,
                                                       --------------------------
                                                           2003           2002
                                                       -----------    -----------

           Net operating loss carryforwards            $ 1,200,000    $ 1,080,000
            Accruals and reserves                         (152,685)       420,000
                                                       -----------    -----------

                 Total deferred tax assets             $ 1,047,315    $ 1,500,000
                                                       ===========    ===========
F2-13

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7  – SHAREHOLDERS’ EQUITY:

         a)     Stock Compensation Plan:

The Company has an incentive stock option (the “1998 Plan”), pursuant to which 500,000 shares of common stock have been reserved. The stock options (which may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) entitle the holder to purchase shares of the Company’s common stock for up to ten years from the date of grant (five years for persons owning more than 10 percent of the total combined voting power of the Company) at a price not less than the fair market value (110% of fair market value for persons owning more than 10% of the combined voting power of the Company) of the common stock on the date of grant. In general, any employee, director, officer or exclusive agent of, advisor or consultant to, the Company or a related entity, is eligible to participate in the Plan. The stock options are nontransferable, except upon death.

Share option activity for the Plan since July 1, 2001, follows:

                                                                    Weighted
                                                                     Average
                                                Outstanding      Exercise Price
                                                -----------      --------------

             Balance at July 1, 2001                273,726          $2.03

             Year ended June 30, 2002:
                 Granted                             37,502           1.82
                 Exercised                             --             --
                 Cancelled                           (6,500)          2.26
                                                -----------          -----

             Balance at June 30, 2002               304,728           2.00

             Year ended June 30, 2003:
                 Granted                             98,401           0.57
                 Exercised                             --             --
                 Cancelled                          (64,723)          1.36
                                                -----------          -----

             Balance at June 30, 2003               338,406          $1.70
                                                ===========          =====
F2-14

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about outstanding and exercisable options at June 30, 2003:

               Options Outstanding                             Options Exercisable
---------------------------------------------------------  ---------------------------
                                               Weighted
                                               Average
                                 Weighted      Remaining                  Weighted
Range of         Number           Average     Contractual    Number        Average
Exercise Prices  Outstanding  Exercise Price  Life-Years   Exercisable  Exercise Price
---------------  -----------  --------------  -----------  -----------  --------------

$0.43 to $0.65        94,901      $0.57          9.54         45,000        $0.54
$1.00 to $2.00       140,355       1.71          5.97        133,687         1.71
$2.01 to $4.00       103,150       2.74          6.44        103,150         2.74
                     -------       ----          ----        -------         ----
                     338,406      $1.70          7.11        281,837        $1.90
                     =======      =====          ====        =======        =====
Non Plan Options:

During the year ended June 30, 2003, the Company granted its President five-year stock options to purchase up to 500,000 shares and are exercisable at $1.00 per share and expire in June 2008. Options to purchase 250,000 shares vested immediately and Options to purchase an additional 250,000 shares vest ratably over the period July 1, 2003 through June 30, 2005.

During the year ended June 30, 1999, the Company granted two employees five-year stock options to purchase up to 100,000 shares each, which vested upon the Company attaining certain specified milestones and are exercisable at $1.25 per share and expire in March 2004. A total of 200,000 options are vested at June 30, 2003.

In December 1999, the Company granted two employees five year stock options to purchase up to 50,001 shares each which vested ratably over three years, and are exercisable at $1.27 per share and expire in December 2004. A total of 100,002 options are vested at June 30, 2003.

During the year ended June 30, 2001, the Company granted an employee five year stock options to purchase up to 100,000 shares of which 100,000 were vested as of June 30, 2003. The options are exercisable at $1.25 per share and expire in June 2006.

During the year ended June 30, 2003, the Company granted five employees five-year stock options to purchase up to 25,000 shares each, which vest on April 6, 2004 and are exercisable at $0.50 per share.

F2-15

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Proforma Disclosure:

The Company follows the intrinsic method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123) requires use of option valuation models that were not developed for use in valuing employee stock options. FAS 123 permits a company to elect to follow the intrinsic method of APB 25 rather than the alternative fair value accounting provided under FAS 123, but requires pro forma net income and earnings per share disclosures as well as various other disclosures not required under APB 123 for companies following APB 25. The Company has adopted the disclosure provisions required under Financial Accounting Standards Board Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (FAS 148). Under APB 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense was recognized.

Pro forma information regarding net income and earnings per share is required by FAS 123 and FAS 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

The fair value of options granted in 2003 and 2002 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions, respectively: risk-free interest rates of 6.0%, dividend yield of 0.0%, volatility factors of the expected market price of the Company’s common stock of 74% in 2003 and 72% in 2002, and a weighted-average expected life of the options of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective input assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

F2-16

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

                                                       Fiscal Year Ended
                                                           June 30,
                                                       2003         2002
                                                    ---------    ---------
Net income (loss), as reported                      $ 245,391    $(859,048)

Stock-based employee compensation expense under
     fair value method, net of related tax effects  $ (64,599)   $ (21,633)
                                                    ---------    ---------
Pro forma net income (loss)                         $ 180,792    $(880,681)
                                                    =========    =========

Income/(Loss) per share:
     Basic, as reported                             $    0.07    $   (0.25)
                                                    =========    =========
     Basic, pro forma                               $    0.05    $   (0.25)
                                                    =========    =========
           Diluted per share, as reported           $    0.07    $    --
                                                    =========    =========
           Diluted per share, pro forma             $    0.05    $    --
                                                    =========    =========

         b)     Common Stock:

During the year ended June 30, 2002, the Company issued 53,558 shares of its common stock valued at $52,039 in lieu of cash payments for dividends on its Series A Preferred Stock.

During the year ended June 30, 2003, the Company issued 45,847 shares of its common stock valued at $43,556 in lieu of cash payments for dividends on its Series A Preferred Stock.

         c)     Warrants:

In August 1998 and February 1999, the Company issued 105,000 warrants to purchase its common stock between $4.00-$5.00 per share in exchange for legal services which were subsequently capitalized. The warrants, which had a value of $20,510, using the Black-Scholes pricing model, expire through February 15, 2004.

In October 1999, the Company issued 30,000 warrants to purchase its common stock at between $3.00 - $4.00 per share in exchange for investor relation services which were subsequently capitalized. The warrants, which were valued at approximately $100,000 using the Black-Scholes pricing model, were recognized as a cost of issuance of the Series A Preferred shares and expire on September 29, 2004.

In June 2001, the Company issued 200,000 warrants to purchase its common stock at $1.00 per share in consideration for consulting services. The warrants, which were valued at $25,000, expire on May 31, 2006.

In June 2002, the Company issued 87,500 warrants to purchase its common stock at $1.00 per share in connection with its notes payable. The warrants were valued at $43,372 and expire in June 2007.

F2-17

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         d)     Preferred Stock:

The Company’s Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation. In December 1999, the Board authorized the issuance of up to 1,000,000 shares of Series A Preferred Stock.

On March 10, 2000, the Company completed a private placement wherein it sold 550,000 units for $10.00 per unit representing 550,000 shares of its Series A Preferred Stock and 1,100,000 warrants exercisable for five years to purchase one share of common stock for $4.50 per share. Net proceeds received from the sale totaled $4,566,549.

Dividends on the Series A Preferred Stock accrue at a rate of 11.5% per annum and are payable quarterly. Each Series A share was convertible at the option of the holder at a rate of 3.077 shares of common stock for one Series A share. In December 2001, the rate of conversion of the Class A Preferred Stock changed to five shares of common stock for one Series A Share of Preferred. The conversion price will adjust again in December 2003. The conversion price cannot be less than $2.00 per share.

The Company has the right to call the Series A shares at $15.00 per share, at any time. Holders have the right to convert upon receipt of the call notice.

In connection with this private placement, the placement agent received a commission and non-accountable expense allowance equal to 13% of the proceeds of the offering, five year warrants to purchase up to 236,500 shares of the Company’s common stock at $1.65 per share and up to 590,000 shares of the Company’s common stock at $3.75 per share. The value of the warrants was recognized as a cost of issuance of the Series A shares.

During the year ended June 30, 2001, holders of 2,500 shares of Series A Preferred Stock converted the Series A Preferred Stock into 7,692 shares of the Company’s common stock.

         e)     Treasury Stock:

During the year ended June 30, 2001, the Company purchased 10,564 shares of its common stock, valued at $20,832, in connection with the exercise of employee stock options.

F2-18

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  – COMMITMENTS AND CONTINGENCIES:

        Leases – The Company leases its premises under lease agreements which expire through 2011 and equipment under operating leases that expire through 2006. As of June 30, 2003, the Company’s property under capital leases, which is included in property and equipment, has a cost of $710,873 and accumulated depreciation of $486,798 and consists of printers placed at customer locations and manufacturing equipment.

         Future minimum lease payments are as follows:

                                                               Capital Leases
                                                                 Included
                                                                in Property      Operating
                 Year Ending June 30,                          and Equipment      Leases
                 --------------------                          -------------    -----------

                      2004                                           198,456        467,169
                      2005                                            40,089        328,839
                      2006                                              --          309,931
                      2007                                              --          259,947
                      2008 and thereafter                                         1,018,126
                                                               -------------    -----------

         Total future minimum lease payments                         238,545     $2,384,012
                                                                                ===========
         Less: Amount representing interest                           52,075
                                                               -------------
         Present value of minimum lease payments (Note 5)            186,470
         Less:  Current maturities                                   149,001
                                                               -------------
         Non-current                                           $      37,469
                                                               =============

        Rent expense amounted to $267,683 and $268,579 for the years ended June 30, 2003 and 2002, respectively.

        Employment Agreement – On July 1, 2003, the Company entered into a five-year employment agreement with its President for a base salary of $200,000 per annum subject to certain adjustments.

        Litigation – The Company is a defendant in legal proceedings arising in the ordinary course of its business activities. Although the ultimate disposition of these proceedings is not presently determinable, management does not expect the outcome to have a material adverse effect on the Company’s financial position.

F2-19

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUPPLIER AGREEMENT:

         On May 4, 2001, the Company entered into an agreement with a supplier, whereby, beginning May 1, 2001, the Company was required to pay $.50 per ink stick sold, increasing to $.75 on May 1, 2002, $1.00 on May 1, 2003 and $1.50 on May 1, 2004. The present value, $884,000, of the maximum commitment under the agreement, $1,000,000, was recorded as a liability at June 30, 2001. At June 30, 2003, the balance owed by the Company was $448,952.

NOTE 10 – RECALL AND WARRANTY EXPENSES:

         Media Sciences provides a warranty for all of its consumable supply products. The Company’s warranty stipulates that the Company will pay reasonable and customary charges for the repair of a printer needing service as a result of using the Company’s products. The Company estimates the costs that may be incurred and records a liability in the amount of such costs at the time product revenue is recognized. Factors that may affect the warranty include the number of units shipped to customers, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary. These expenses are classified as Selling, General and Administrative costs.

         In January 2002, the Company recalled all solid ink products manufactured between May 2001 and January 2002. It was discovered that the use of the Company’s solid ink sticks manufactured during that time period could cause printer reliability issues. Management believes that it has resolved the problem. In addition, two independent test laboratories have tested the reliability of the Company’s solid ink and have found no reliability issues associated with the use of the Company’s solid ink products.

         Changes in accrued product warranty during the years ended June 30, 2003 and 2002 are as follows:

                                                         June 30,
                                                   2003           2002
                                                -----------    -----------

Warranty reserve at the beginning of the year   $   500,000    $   400,000

   Warranties accrued during the period           1,329,263      2,932,723
   Proceeds for product liability insurance            --        1,000,000
   Warranties settled during the period          (1,579,263)    (3,832,723)
                                                -----------    -----------
Net change in warranty reserve                  $  (250,000)   $   100,000

Warranty reserve at June 30,                    $   250,000    $   500,000
                                                ===========    ===========

         The Company has filed a claim under its umbrella liability policy for the unreimbursed portion of the warranty expenses. The insurance carrier has not yet taken a coverage position on this claim.

         Even though management believes that the recall is complete, the Company will continue to receive warranty claims associated with the recalled ink and other warranty expenses for products sold not under the recall. While the Company believes that the reserve should be adequate to resolve the remaining claims, it is possible that the warranty claims may exceed the accrual, and therefore be expensed in future periods.

F2-20

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – EARNINGS (LOSS) PER COMMON SHARE:

         Basic earnings per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding as adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock , and other potentially dilutive securities.

        The following table sets forth the computation of basic and diluted earnings per common share:

                                                                 Year Ended June 30,
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
Numerator:
  Income (loss) applicable to common shareholders - basic     $   245,391   $  (859,048)
                                                              ===========   ===========

  Income (loss) applicable to common shareholders - diluted   $   245,391   $  (859,048)
                                                              ===========   ===========

Denominator:
  Denominator for basic earnings per common share:
    Weighted average shares                                     3,565,748     3,484,057

  Effect of dilutive securities -
    Conversion of preferred stock to common                          --            --
    Stock options and warrants                                      5,626          --
                                                              -----------   -----------

  Denominator for diluted earnings per common share             3,571,374     3,484,057
                                                              ===========   ===========

  Earnings (loss) per common share:
    Basic                                                          $ 0.07        $(0.25)
                                                                   ======        ======

    Diluted                                                        $ 0.07        $ --
                                                                   ======        ======

        The conversion of the Series A convertible preferred stock has been excluded from the computation of diluted earnings per share for the year ended June 30, 2003. Such conversion, when taking into account the additional net income generated to the common shareholders by the elimination of the dividend, would have been anti-dilutive.

F2-21

MEDIA SCIENCES INTERNATIONAL, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The following warrants and options to purchase common stock were excluded from the computation of diluted earnings per share for the years ended June 30, 2003 because their exercise price was greater than the average market price of the common stock for those periods :

                                                            Year Ended June 30,
                                                              2003       2002
                                                            --------   --------

            Anti-dilutive warrants and options              3,260,839      --
                                                            =========  ========

NOTE 12 – RELATED PARTY TRANSACTIONS:

        Occasionally, the Company borrows funds from its President for general corporate purposes. At June 30, 2003 and 2002 the amount due to officer was $450,000 and $355,000, respectively (note 5).

F2-22

                       MEDIA SCIENCES INTERNATIONAL, INC.

                        1,450,000 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               [________ __, 2004]

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of Delaware, as the
same exists or may hereafter be amended, any of our director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware General
Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

o    for any breach of the director's duty of loyalty to the corporation or its stockholders;
o    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o    for payments of unlawful dividends or unlawful stock repurchases or redemptions; or
o    for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the provision of the Certificate of Incorporation by our stockholders shall not adversely affect any right or protection of our directors existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Our Certificate of Incorporation and Bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify any of our directors, officers, employees, or agents with respect to actions, suits, or proceedings relating to us and, subject to certain limitations, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty.

Our directors or officers, or a person who at our request serves as a director, officer, employee or agent of another business entity, shall be indemnified by us against all expense, liability and loss, including attorneys' fees, judgments, fines, other expenses and losses, that is reasonably incurred or suffered in connection with any action, suit or proceeding or threatened action, suit or proceeding. For a person to receive indemnification under this provision, our Board of Directors must authorize the indemnification, and the person seeking indemnification must agree to repay us for all amounts advanced to him or her if a court of law ultimately determines that the person should not have been indemnified by us. A person who is entitled to indemnification may recover from us, and may sue us if we fail to make timely payment.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the distribution of the securities registered under this registration statement.

                                                                   AMOUNT
                                                                 TO BE PAID
                                                                 ----------

SEC registration fee*                                             $  330.69
Legal fees and expenses                                           $5,000.00
Blue Sky fees and expenses                                        $1,000.00
Accounting fees and expenses                                      $1,000.00
Transfer agent fees                                               $  500.00
Printing expenses                                                 $  500.00
                                                                  ---------
Total                                                             $8,330.69
---
*  Actual expenses.

We will pay all of the expenses listed above. The selling stockholders will not pay any of those expenses. The selling stockholders are responsible for any stock transfer taxes, transfer fees, and brokerage commissions or underwriting discounts and commissions.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In March 2000, we completed a private placement of 550,000 units of our securities and raised gross proceeds of approximately $5,500,000. Each unit consisted of one share of convertible preferred stock and a warrant, exercisable for five years at $4.50 per share, to purchase two shares of common stock. From time to time, in lieu of cash dividends on the preferred stock, certain preferred shareholders elected to receive certain quarterly dividend payments through common stock issuances, valued at $0.95 to $1.10 per share. In our fiscal years 2001, 2002 and 2003, we issued an aggregate of 239,837 shares of common stock as dividends on preferred stock. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On June 14, 2002, we issued short-term promissory notes aggregating $175,000 and warrants to purchase up to 87,500 shares of our common stock exercisable for five years at $1.00 per share to seven note holders: Paul Levin, Frank and Edna
Blanco, Nathan D. Watters, Adam H. Watters, Mitchell Baker, Esther Baker, and
Harold and Marsha Kugelman. The notes matured in December 2002 and bore simple interest at the rate of 12% per year. In December 2002, we repaid the $175,000 borrowed in June through cash principal payments of $75,000 and through the issuance of new, one-year notes aggregating $100,000 and bearing simple interest of 20%, payable quarterly. The note holders were persons who bear the following relationships with Media Sciences or with our officers and directors: Paul Levin is the father of Michael W. Levin, President and Chairman of Media Sciences;
Frank and Edna Blanco are the parents of Frances Blanco, Vice President and a director of Media Sciences; Mitchell Baker is the son of Paul Baker, a director of Media Sciences; and Esther Baker is the wife of Paul Baker. Each of Michael
W. Levin, Frances Blanco, and Paul Baker disclaims beneficial ownership of these notes and related warrants, except that Paul Baker may be deemed the beneficial owner of the $25,000 note and 12,500 warrants acquired by his wife as part of the transaction. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On April 7, 2003, in transactions deemed exempt from registration pursuant to
Section 4(2) of the Securities Act, we issued to each of Duncan Huyler, Frances
Blanco, Duncan Yates, Donald Gunn and Randy Hooker, all of whom are executive officers or senior management level personnel of the company, stock options to purchase 25,000 shares of common stock. The stock options vest on April 6, 2004 and are exercisable until April 5, 2008 at $0.50 per share. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

In June 2003, in a transaction deemed exempt from registration pursuant to
Section 4(2) of the Securities Act, pursuant to an employment agreement effective as of July 1, 2003, we issued to Michael Levin, our Chief Executive
Officer, stock options to purchase up to 500,000 shares of common stock, exercisable at $1.00 per share and expiring in June 2008. Options to purchase
250,000 shares vested immediately and options to purchase an additional 250,000 shares vest ratably over the period July 1, 2003 through June 30, 2005.

On December 31, 2003, we concluded an exchange offer with our preferred stockholders through which they had an opportunity to exchange each of their preferred shares for 10 shares of our common stock. Each preferred shareholder had acquired their preferred shares as part of a private placement of 550,000 units of our securities which we concluded in March 2000. In connection with the exchange offer, preferred shareholders tendered a total of 507,500 preferred shares, representing 93% of the outstanding preferred shares, in exchange for a total of 5,075,00 shares of common stock. We permitted an elderly former holder of 50,000 preferred shares who did not timely accept our preferred stock offer of conversion to exchange its preferred shares after the exchange offer expiration date. Preferred shareholders also voted upon an amendment to the preferred stock certificate of designation providing for automatic conversion if less than a majority of the originally issued preferred stock became outstanding. Preferred shareholders who accepted the offer waived their rights to unpaid dividends and interest on their preferred stock. Pursuant to the terms of the certificate of designation for our preferred stock, as amended, the other
40,000 preferred shares outstanding were converted into 200,000 shares of common stock and subsequently were paid accrued interest and dividends. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On May 24, 2004, we issued to two of our management level employees, Frances
Blanco and Duncan Huyler, options to purchase 100,000 shares of our common stock, of which 50,000 options vested on the grant date, and the remaining
50,000 options are subject to vesting over a three year period. The options are exercisable for ten years at $1.06 per share. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act

On June 30, 2004, in a transaction deemed exempt from registration pursuant to
Section 4(2) of the Securities Act, we sold 1,000,000 shares of common stock to
GFX Investments, LLC, an entity controlled by Richard L. Scott, for $1.25 million. In conjunction with the investment, we agreed to appoint a nominee of
GFX Investments, Alan Bazaar, Vice President and Portfolio Manager for Richard
L. Scott Investments, to our board of directors.

All of the above offerings and sales were deemed to be exempt under Section 4(2)
of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.
Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM 27.  EXHIBITS

The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit     Description
-------     -----------

2           Agreement of Change in Corporate Structure (Incorporated by
            reference to Exhibit 2 of Quarterly Report on Form 10-QSB filed on
            May 15, 2002).

3(i)(1)     Certificate of Incorporation of Cadapult Graphic Systems, Inc., a
            Delaware corporation (Incorporated by reference to Exhibit 3.1 of
            Quarterly Report on Form 10-QSB/A filed on September 1, 1998).

3(i)(2)     Certificate of Amendment of Certificate of Incorporation of Cadapult
            Graphic Systems, Inc. (Incorporated by reference to Exhibit 3(i)(5)
            of Annual Report on Form 10-KSB filed on September 28, 1999).

3(i)(3)     Certificate of Incorporation of Media Sciences, Inc. (Incorporated
            by reference to Exhibit 3(i)(6) of Annual Report on Form 10-KSB filed on September 28, 1999).

3(i)(4)     Certificate of Amendment of Certificate of Incorporation of Cadapult
            Graphic Systems, Inc. (Incorporated by reference to Exhibit 3(i)(1)
            of Quarterly Report on Form 10-QSB filed on May 15, 2002).

3(i)(5)     Certificate of Incorporation of Cadapult Graphic Systems, Inc. (a
            New Jersey corporation) (Incorporated by reference to Exhibit
            3(i)(2) of Quarterly Report on Form 10-QSB filed on May 15, 2002).

3(ii)       By-Laws (Incorporated by reference to Exhibit 3.2 of Quarterly
            Report on Form 10-QSB/A filed on September 1, 1998).

4.1         Specimen of common stock certificate (Incorporated by reference to
            Exhibit 4.7 of Form 8-A filed on August 8, 2000).

4.2         Specimen of preferred stock certificate (Incorporated by reference to Exhibit 4.8 of Form 8-A filed on August 8, 2000).

4.3         1998 Incentive Plan (Incentive Stock Option Plan) (Incorporated by
            reference to Exhibit 4.1 of Annual Report on Form 10-KSB filed on
            September 28, 1999).

4.4         Certificate of Designation (Incorporated by reference to Exhibit 4.5 of Registration Statement on Form SB-2, Registration Number
            333-91005, originally filed on November 15, 1999).

4.5         Form of Warrant Certificate for Purchasers of Units (Incorporated by
            reference to Exhibit 4.6 of Registration Statement on Form SB-2,
            Registration Number 333-91005, originally filed on November 15,
            1999).

4.6         Certificate of Amendment of Certificate of Designation of Series A
            Preferred Stock (Incorporated by reference to Exhibit 3(i)(6) of
            Annual Report on Form 10-KSB filed on September 15, 2003)

4.7         Certificate of Amendment of Certificate of Designation of Series A
            Preferred Stock (Incorporated by reference to Exhibit 4.7 of
            Registration Statement on Form SB-2, Registration Number 333-112340,
            filed on January 30, 2004).

5*          Opinion of Law Offices of Dan Brecher as to validity of Common
            Stock being offered.

10.1        Lease Agreement (Incorporated by reference to Exhibit 10.13 of
            Annual Report on Form 10-KSB filed on or about September 28, 2000).

10.2        Amended Employment Agreement of Duncan Huyler (Incorporated by
            reference to Exhibit 3.2 of Quarterly Report on Form 10-QSB filed on
            May 4, 1999).

10.3        Amended Employment Agreement of Frances Blanco (Incorporated by
            reference to Exhibit 3.3 of Quarterly Report on Form 10-QSB filed on
            May 4, 1999).

10.4        Agreement with Consonant Services Group (Incorporated by reference to Exhibit 10.6 of Registration Statement on Form SB-2, Registration
            Number 333-83668, filed on March 4, 2002).

10.5        Form of Warrant Agreement with Consonant Services Group
            (Incorporated by reference to Exhibit 10.11 of Registration
            Statement on Form SB-2, Registration Number 333-83668, filed on
            March 4, 2002).

10.6        Form of Amended Option Agreement with Frances Blanco (Incorporated by reference to Exhibit 10.8 of Registration Statement on Form SB-2,
            Registration Number 333-83668, filed on March 4, 2002).

10.7        Form of Amended Option Agreement with Duncan Huyler (Incorporated by reference to Exhibit 10.9 of Registration Statement on Form SB-2,
            Registration Number 333-83668, filed on March 4, 2002).

10.8        Form of Amended Option Agreement with Duncan Yates (Incorporated by reference to Exhibit 10.10 of Registration Statement on Form SB-2,
            Registration Number 333-83668, filed on March 4, 2002).

10.9        Form of Amended Option Agreement with Donald Gunn (Incorporated by reference to Exhibit 10.12 of Registration Statement on Form SB-2,
            Registration Number 333-83668, filed on March 4, 2002).

10.10       Form of Amended Option Agreement with Randy Hooker (Incorporated by reference to Exhibit 10.13 of Registration Statement on Form SB-2,
            Registration Number 333-83668, filed on March 4, 2002).

10.11       Form of Promissory Note issued in June 2002 (Incorporated by reference to Exhibit 10.14 of Annual Report on Form 10-KSB filed on
            October 15, 2002).

10.12       Form of Warrants issued in June 2002 (Incorporated by reference to
            Exhibit 10.14 of Annual Report on Form 10-KSB filed on October 15,
            2002).

10.13       Form of Employment Agreement with Michael W. Levin (Incorporated by reference to Exhibit 10.16 of Annual Report on Form 10-KSB filed on
            September 15, 2003).

10.14       Form of Loan and Security Agreement (Incorporated by reference to
            Exhibit 10.17 of Annual Report on Form 10-KSB filed on September 15,
            2003).

10.15       Form of Option Agreement with Management issued April 2003
            (Incorporated by reference to Exhibit 10.15 of Registration
            Statement on Form SB-2, Registration Number 333-112340, filed on
            January 30, 2004).

10.16*      Option Agreement with Frances Blanco issued May 2004

10.17*      Option Agreement with Duncan Huyler issued May 2004

10.18*      First Amendment to Loan and Security Agreement, dated June 11, 2004

10.19*      Term Note, dated June 11, 2004

10.20*      Common Stock Purchase Agreement, dated June 30, 2004

10.21*      Registration Rights Agreement, dated June 30, 2004

11*         Statement Concerning Computation of Per Share Earnings is hereby incorporated by reference to "Financial Statements", contained in this Form SB-2.

21*         Subsidiaries of the Registrant

23.1*       Consent of Wiss & Company LLP

23.2*       Consent of legal counsel (see Exhibit 5)

-----
*    Filed herewith

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the
Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the
Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution

         (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allendale, State of New Jersey, on July 30, 2004.

Dated: July 30, 2004

                                   Media Sciences International, Inc.

                                   By:   /s/ Michael W. Levin
                                      ----------------------------------------
                                         Michael W. Levin,
                                         Chief Executive Officer and President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURES               TITLE                                 DATE
----------               -----                                 ----

/s/ Michael W. Levin     Chairman of the Board, President,     July 30, 2004
--------------------
Michael W. Levin         and Chief Executive Officer

/s/ Denis Hawkins        Vice President, Controller            July 30, 2004
------------------
Denis Hawkins            (Principal Financial Officer)
                         and Secretary

/s/ Frances Blanco       Director, Vice President,             July 30, 2004
------------------
Frances Blanco           and Treasurer

/s/ Donald Gunn          Director                              July 30, 2004
---------------
Donald Gunn

/s/ Paul C. Baker        Director                              July 30, 2004
-----------------
Paul C. Baker

/s/ Alan L. Bazaar       Director                              July 30, 2004
------------------
Alan L. Bazaar